Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

dated as of

July 12, 2021

by and among

CBRE ACQUISITION HOLDINGS, INC.,

CBAH MERGER SUB I, INC.,

CBAH MERGER SUB II, LLC,

ALTUS POWER AMERICA HOLDINGS, LLC,

APAM HOLDINGS, LLC

and

ALTUS POWER, INC.

i

4.10	Compliance with Laws	35
4.11	Intellectual Property	36
4.12	Contracts; No Defaults	38
4.13	Company Benefit Plans	40
4.14	Labor Matters	42
4.15	Taxes	43
4.16	Brokers’ Fees	44
4.17	Insurance	44
4.18	Real Property; Assets	45
4.19	Environmental Matters	46
4.20	Absence of Changes	47
4.21	Affiliate Agreements	47
4.22	Internal Controls	47
4.23	Permits	48
4.24	Registration Statement	48
4.25	Operation of the Business during COVID-19.	48
4.26	Anti-Corruption.	48
4.27	Support Agreement.	49
4.28	No Additional Representations and Warranties	49
ARTICLE V REPRESENTATIONS AND WARRANTIES OF CBAH, FIRST MERGER SUB AND SECOND MERGER SUB		50
5.01	Organization	50
5.02	Due Authorization	50
5.03	No Conflict	52
5.04	Litigation and Proceedings	52
5.05	Compliance with Laws	53
5.06	Employee Benefit Plans	54
5.07	Governmental Authorities; Consents	54
5.08	Financial Ability; Trust Account	54
5.09	Taxes	55
5.10	Brokers’ Fees	56
5.11	CBAH SEC Reports; Financial Statements; Sarbanes-Oxley Act	56
5.12	Business Activities; Absence of Changes	58
5.13	Registration Statement	59

5.14	No Outside Reliance	60
5.15	Capitalization	60
5.16	NYSE Stock Market Quotation	61
5.17	Contracts; No Defaults	62
5.18	Title to Property	62
5.19	Investment Company Act	62
5.20	Affiliate Agreements	63
5.21	Sponsor Agreement.	63
5.22	Equity Financing	63
5.23	Opinion of Financial Advisor	64
5.24	No Additional Representations or Warranties	64
ARTICLE VI COVENANTS OF THE COMPANY AND HOLDINGS		64
6.01	Conduct of Business	64
6.02	Inspection	68
6.03	No CBAH Common Stock Transactions	69
6.04	No Claim Against the Trust Account	69
6.05	Proxy Solicitation; Other Actions	69
6.06	Non-Solicitation; Acquisition Proposals	70
ARTICLE VII COVENANTS OF CBAH		71
7.01	Subscription Agreements	72
7.02	Conduct of CBAH During the Interim Period	72
7.03	Trust Account	75
7.04	Inspection	75
7.05	CBAH Listing	75
7.06	CBAH Public Filings	76
7.07	Section 16 Matters	76
7.08	Exclusivity	76
7.10	Incentive Equity Plan	76
7.11	Obligations as an Emerging Growth Company and a Controlled Company	76
ARTICLE VIII JOINT COVENANTS		77
8.01	Support of Transaction	77
8.02	Transaction Litigation	77
8.03	Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval	78

8.04	Tax Matters	80
8.05	Confidentiality; Publicity	81
8.06	Post-Closing Cooperation; Further Assurances	81
8.07	Additional Insurance and Indemnity Matters	81
8.08	HSR Act and Regulatory Approvals	83
ARTICLE IX CONDITIONS TO OBLIGATIONS		85
9.01	Conditions to Obligations of All Parties	85
9.02	Additional Conditions to Obligations of CBAH	86
9.03	Additional Conditions to the Obligations of the Company	87
ARTICLE X TERMINATION/EFFECTIVENESS		88
10.01	Termination	88
10.02	Effect of Termination	90
ARTICLE XI MISCELLANEOUS		90
11.01	Waiver	90
11.02	Notices	90
11.03	Assignment	91
11.04	Rights of Third Parties	91
11.05	Expenses	91
11.06	Governing Law	92
11.07	Captions; Counterparts	92
11.08	Schedules and Exhibits	92
11.09	Entire Agreement	92
11.10	Amendments	92
11.11	Severability	92
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	93
11.13	Enforcement	93
11.14	Non-Recourse	94
11.15	Nonsurvival of Representations, Warranties and Covenants	94
11.16	Acknowledgments	95

Exhibits

Exhibit A – Form of PubCo Bylaws

Exhibit B – Form of PubCo Charter

Exhibit C – Form of First Merger Surviving Corporation By-Laws

Exhibit D – Form of First Merger Surviving Corporation Certificate of Incorporation

Exhibit E – Form of PubCo Omnibus Incentive Plan

Exhibit F – Form of PubCo Employee Stock Purchase Plan

Exhibit G – Form of Second Merger Surviving Entity Certificate of Formation

Exhibit H – Form of Second Merger Surviving Entity Operating Agreement

Annexes

Annex I – Reorganization

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of July 12, 2021, is entered into by and among CBRE Acquisition Holdings, Inc., a Delaware corporation (prior to the Second Effective Time, “CBAH” and, at and after the Second Effective Time, “PubCo”), CBAH Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), CBAH Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), Altus Power America Holdings, LLC, a Delaware limited liability company (“Holdings”), APAM Holdings LLC, a Delaware limited liability company (“APAM”), and Altus Power, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, CBAH is a special purpose acquisition company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, First Merger Sub is a newly formed, wholly owned, direct subsidiary of CBAH and was formed for the sole purpose of the Mergers;

WHEREAS, Second Merger Sub is a newly formed, wholly owned, direct subsidiary of CBAH and was formed for the sole purpose of the Mergers;

WHEREAS, after the date of this Agreement and prior to the First Effective Time, the Company and its Affiliates shall effectuate the Reorganization, as described in this Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, following the Reorganization, on the Closing Date, (i) at the First Effective Time, First Merger Sub is to merge with and into the Company pursuant to the First Merger, with the Company surviving as the First Merger Surviving Corporation; and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, at the Second Effective Time, the First Merger Surviving Corporation will merge with and into Second Merger Sub pursuant to the Second Merger, with Second Merger Sub surviving as the Second Merger Surviving Entity;

WHEREAS, in connection with the Closing, the shares of Company Preferred Stock will be redeemed, as more fulsomely described in this Agreement;

WHEREAS, following the Reorganization, in connection with the Mergers, the stockholders of the Company will be entitled to receive consideration in the form of cash or the right to receive stock in PubCo, as more fulsomely described in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor and certain directors and officers of CBAH have entered into that certain Sponsor Support Agreement (the “Sponsor Agreement”) with the Company, pursuant to which, among other things, each of such Persons has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Mergers) and the other Proposals and (b) not effect any sale or distribution of any equity securities of CBAH held by such Person subject to the terms described therein and (c) not to redeem any of such equity securities that such Person owns, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, CBAH, the Company, certain CBAH Stockholders and certain Company Stockholders who will receive PubCo’s Common Stock pursuant to Article III have entered into that certain Investor Rights Agreement (the “Investor Rights Agreement”), to be effective upon the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, CBRE, Inc. (“CBRE”) has entered into a Commercial Collaboration Agreement with the Company (the “CBRE Collaboration Agreement”) setting forth the terms of a long-term commercial collaboration arrangement between such parties to be effective upon the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Equity Investors (including the Sponsor) have entered into Subscription Agreements with respect to the Equity Financing for a total of $275,000,000 to be funded substantially concurrently with the Closing, including the Sponsor having executed and delivered a Subscription Agreement (the “Sponsor Subscription Agreement”) for $70,000,000 of Equity Financing, plus a backstop commitment to purchase up to an additional $150,000,000 of shares of CBAH Class A Common Stock, with such backstop to be funded (up to a maximum of $150,000,000) if and to the extent of any redemptions of Class A Common Stock affected in connection with the Closing (such amount that is so required to be funded, the “Backstop Amount”);

WHEREAS, in connection with the Mergers, CBAH shall adopt the amended and restated bylaws (the “PubCo Bylaws”) in the form set forth on Exhibit A;

WHEREAS, in connection with the Mergers, CBAH shall adopt, subject to obtaining the CBAH Stockholder Approvals, the amended and restated certificate of incorporation (the “PubCo Charter”) in the form set forth on Exhibit B, to provide, among other things, (i) for an increase in the number of authorized shares of PubCo’s Class A Common Stock and (ii) for the amendment to the terms of the existing CBAH Class B Common Stock held by the Sponsor, such that the aggregate amount of PubCo’s Class A Common Stock issuable with respect to such CBAH Class B Common Stock over a full seven-year measurement period following the Closing is not more than, subject to certain conditions, 9.5% of the total basic capitalization PubCo as of the Closing (taking into account the Equity Financing and the shares of PubCo’s Class A Common Stock issued hereunder to the holders of Company Common Stock in connection with the Closing);

WHEREAS, at the First Effective Time, all of the shares of Company Common Stock (other than any Dissenting Shares and Excluded Shares) will be converted into shares of PubCo’s Class A Common Stock;

WHEREAS, pursuant to the CBAH Organizational Documents, CBAH shall provide an opportunity (the “Offer”) to its stockholders to have their CBAH Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the CBAH Organizational Documents and the Trust Agreement in connection with the Closing;

WHEREAS, prior to the consummation of the Transactions, CBAH shall, subject to obtaining the CBAH Stockholder Approvals, adopt the Altus Power, Inc. 2021 Omnibus Incentive Plan (the “PubCo Omnibus Incentive Plan”) in the form set forth on Exhibit E and the Altus Power, Inc. 2021 Employee Stock Purchase Plan (the “PubCo Employee Stock Purchase Plan”) in the form set forth on Exhibit F;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and (ii) the First Merger and the Second Merger, taken together, shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (collectively, the “Intended Tax Treatment”);

WHEREAS, the respective boards of directors or similar governing bodies of each of CBAH (acting upon the unanimous recommendation of a special transaction committee consisting solely of independent and disinterested directors of CBAH (the “CBAH Special Committee”)), First Merger Sub, Second Merger Sub and the Company have each (a) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and (b) adopted a resolution recommending to their respective stockholders or members, if applicable, the approval and adoption of this Agreement and the Transactions;

WHEREAS, APAM Holdings, LLC and Blackstone, as equityholders of Holdings, have approved the Transactions (including the Reorganization) in accordance with the terms of the limited liability company agreement of Holdings and the Founders, as equityholders of APAM Holdings, LLC, have approved the Transactions (including the Reorganization) in accordance with the terms of the limited liability company agreement of APAM Holdings, LLC;

WHEREAS, as a condition and inducement to CBAH’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company, Holdings, the Founders (who will, upon consummation of the Reorganization and the Company Preferred Stock Redemption) constitute at least a majority of the voting power of the outstanding shares of the Company Capital Stock, voting together as a single class) and Blackstone (who owns all of the outstanding shares of Company Preferred Stock) have entered into a support agreement (the “Support Agreement”) with CBAH, pursuant to which, among other things, such Company Stockholders have agreed to vote (or cause the voting) of shares in favor of the Transactions (collectively, such approval, the “Company Requisite Approval”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, CBAH, First Merger Sub, Second Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.06(b).

“Acquired Companies” means the Company and each of its Subsidiaries, and “Acquired Company” means any of them.

“Action” means any Claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise, and for purposes hereof, the term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, for purposes of this Agreement, none of the Sponsor, CBRE and their respective Affiliates shall be considered an Affiliate of any Acquired Company (and vice versa).

“Agreement” has the meaning specified in the preamble hereto.

“Alternative Financing” has the meaning specified in Section 7.01.

“Amendment Proposal” has the meaning specified in Section 8.03(c).

“Ancillary Agreements” means the PubCo Bylaws, the PubCo Charter, the Sponsor Agreement, the Support Agreement, the Investor Rights Agreement, the Subscription Agreements, the CBRE Collaboration Agreement and all the agreements, documents, instruments and certificates entered into in connection this Agreement or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Travel Act, 18 U.S.C. § 1952, and the U.K. Bribery Act 2010, when applicable.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act of 1914, as amended, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“APAM” has the meaning specified in the preamble hereto.

“APAM Board” means the board of managers (or similar governing body) of APAM.

“Audited Financial Statements” has the meaning specified in Section 4.07.

“Blackstone” means GSO Altus Holdings LP, a Delaware limited partnership.

“Blackstone Credit Facility” means that certain Credit Agreement, dated as of November 22, 2019, as amended by that certain Tertiary Draw Commitment Agreement, Waiver and Amendment, dated as of December 22, 2020, by and among APA Finance, LLC, as the borrower, APA Finance Holdings, LLC, as the Equity Holder (as defined therein), BISF Agent LLC, as administrative agent, U.S. Bank National Association, as collateral agent, and each other lender from time to time party thereto.

“Business Combination” has the meaning ascribed to the term “Initial Business Combination” in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 7.08.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), and applicable rules, regulations and guidance, in each case, as amended.

“CBAH” has the meaning specified in the preamble hereto.

“CBAH Affiliate Agreement” has the meaning specified in Section 5.20.

“CBAH Benefit Plans” has the meaning specified in Section 5.06.

“CBAH Board” means the board of directors of CBAH.

“CBAH Board Recommendation” has the meaning specified in Section 8.03(d).

“CBAH Class A Common Stock” means CBAH’s Class A Common Stock, par value $0.0001 per share.

“CBAH Class B Common Stock” means CBAH’s Class B Common Stock, par value $0.0001 per share.

“CBAH Common Stock” means CBAH Class A Common Stock and CBAH Class B Common Stock.

“CBAH Organizational Documents” means the Certificate of Incorporation and CBAH’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“CBAH Schedules” means the disclosure schedules of CBAH, First Merger Sub and Second Merger Sub.

“CBAH SEC Reports” has the meaning specified in Section 5.11(a).

“CBAH Special Committee” has the meaning specified in the recitals hereto.

“CBAH Stockholder” means a holder of CBAH Common Stock.

“CBAH Stockholder Approvals” has the meaning specified in Section 5.02(b).

“CBAH Unaffiliated Stockholder Approval” has the meaning specified in Section 5.02(b).

“CBAH Units” means the units of CBAH issued in connection with its initial public offering, which such units are comprised of one (1) share of CBAH Class A Common Stock and one-fourth of one Public Warrant.

“CBAH Warrant Agreement” means that certain Warrant Agreement, dated as of December 10, 2020, by and between CBAH and Continental Stock Transfer & Trust Company.

“CBAH Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.

“CBAH, First Merger Sub and Second Merger Sub Representations” means the representations and warranties of each of CBAH, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the CBAH Schedules. For the avoidance of doubt, the CBAH, First Merger Sub and Second Merger Sub Representations are solely made by CBAH, First Merger Sub and Second Merger Sub.

“CBRE” has the meaning specified in the recitals hereto.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of CBAH, filed with the Secretary of State of the State of Delaware on November 30, 2020, as amended and in effect on the date hereof.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.05.

“Closing Date” has the meaning specified in Section 2.05.

“Closing Share Price” means $10.00 per share.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 4.21.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.03(e).

“Company Capital Stock” means, as applicable, Company Common Stock and Company Preferred Stock.

“Company Certificate” has the meaning specified in Section 3.03(a).

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, and the Certificate of Designations thereunder, each as amended and in effect on the date hereof.

“Company Common Stock” has the meaning specified in Section 4.06(a).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the business of the Company, as currently conducted.

“Company Preferred Stock” has the meaning specified in Section 4.06(a).

“Company Preferred Stock Redemption” has the meaning specified in Section 2.02.

“Company Preferred Stock Redemption Price” has the meaning given to the term Redemption Price in the Company Certificate of Incorporation.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in the recitals hereto.

“Company Schedules” means the disclosure schedules of the Company.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders and all material amendments, written modifications and written supplements thereto (other than any Company Benefit Plans).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (i) that is intended to protect the health and safety of employees, independent contractors or customers of the Company or its Subsidiaries, and (ii) that is either (x) consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement or consistent with prevalent practices of similarly-situated businesses in the industries or the locations in which the Company and its Subsidiaries operate (but in each case of this clause (x) only to the extent in compliance with applicable Law) or (y) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for CBAH to withhold, condition or delay consent with respect to such action or inaction (whether or not CBAH has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“DGCL” has the meaning specified in the recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.08.

“DLLCA” has the meaning specified in the recitals hereto.

“Environmental Laws” means any and all Laws relating to pollution, protection of the environment (including natural resources, including wetlands, flora and fauna) and human health and safety, or the use, treatment, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.19(a).

“Equity Financing” means the aggregate amount of cash actually invested in (or contributed to) CBAH by the Equity Investors pursuant to any Subscription Agreements.

“Equity Investor” means any Person that is a party as a subscriber to a Subscription Agreement.

“Equity Value” means an amount equal to $900,000,000.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” has the meaning specified in Section 3.01(c).

“Fifth Third Credit Facility” means that certain Credit Agreement, dated as of January 10, 2020, as amended by that certain First Amendment to Credit Agreement, dated as of September 16, 2020, among APA Construction Finance, LLC, as the borrower, Fifth Third Bank, National Association, as administrative agent, each other lender party thereto and each other party thereto.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“First Certificate of Merger” has the meaning specified in Section 2.03.

“First Effective Time” has the meaning specified in Section 2.03.

“First Merger” has the meaning specified in Section 2.03.

“First Merger Sub” has the meaning specified in the preamble hereto.

“First Merger Surviving Corporation” has the meaning specified in Section 2.03.

“First Merger Surviving Corporation By-Laws” means the form of by-laws set forth on Exhibit C.

“First Merger Surviving Corporation Certificate of Incorporation” means the form of certificate of incorporation set forth on Exhibit D.

“Founders” means Gregg Felton, Lars Norell and Tony Savino, each a “Founder”.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” means any Contract, as amended by binding modifications or change orders, between any Acquired Company and (i) a Governmental Authority or (ii) to the Company’s knowledge, any prime contractor of a Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency,

governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, directive, mandate, consent, approval or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant,” “waste,” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, or that would otherwise reasonably be expected to result in liability under applicable Environmental Law, including but not limited to petroleum, petroleum by-products or derivatives, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“Holdings” has the meaning specified in the preamble.

“Holdings Board” means the board of managers (or similar governing body) of Holdings.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” has the meaning specified in Section 4.18(f).

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business, or any Taxes.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Infringe” has the meaning specified in Section 4.11(d).

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) works of authorship (whether or not published) and copyrights (registered or otherwise, including moral rights of authors), database rights, and all other intellectual property rights with respect to Software and other works of authorship, and all registrations and applications for registration thereof, and all intellectual property rights therein provided by multinational treaties or conventions (collectively, “Copyrights”); (ii) inventions and all national and multinational statutory invention registrations, patents, patent registrations, patent applications, industrial designs, industrial models, and provisional patent applications, including all reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations of any of the foregoing, and all intellectual property rights therein provided by national or multinational treaties or conventions (collectively, “Patents”); (iii) trademarks, service marks, trade names, trade dress, brands, logos, corporate names, social and mobile media identifiers, and other similar indicia of source or origin (in each case whether or not registered) and any registration, application, renewal or extension of any of the foregoing and any goodwill associated with any of the foregoing (collectively, “Trademarks”); (iv) trade secrets and proprietary information, proprietary know-how, algorithms, methods, documentation, processes, formulae, customer lists, and business or marketing plans (collectively, “Trade Secrets”); (v) Internet domain names (“Domain Names”); (vi) Software; and (vii) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (i) through (iv) above.

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 4.07.

“Interim Period” has the meaning specified in Section 6.01.

“International Trade Laws” means all applicable laws, regulations, rules and licenses of the United States and other governments, including but not limited to, the sanctions, embargoes and restrictions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the Foreign Trade Regulations administered by the U.S. Department of Commerce’s Bureau of Census, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“Intervening Event” means a material event, change, fact or circumstance affecting or relating to the Acquired Companies that has had, or would reasonably be expected to have, a material adverse impact on the assets, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, and was not actually known or reasonably foreseeable to CBAH as of the date hereof or the consequences of which were not actually known or reasonably foreseeable to CBAH as of the date hereof, and that becomes known to CBAH after the date of this Agreement, but specifically excluding (and the following shall not specifically be taken into account in determining whether or not such an event, change or circumstance has occurred or arisen), in each case, (i) any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination between CBRE or CBAH and any company or business (other than the Company pursuant to the business combination contemplated by this Agreement), (ii) general economic conditions, changes in capital markets or any declines or improvements in financial markets (provided, for the avoidance of doubt, that any such changes that are brought about as a result of an event that otherwise constitutes an Intervening Event shall not, as a result of the foregoing, prevent such other event in and of itself constituting an Intervening Event), (iii) any event arising from, or related to epidemics, disease outbreaks or pandemics (other than, for the avoidance of doubt, arising from COVID-19) and (iv) any failure of the Acquired Companies to meet any projections, forecasts or budgets (provided, that this clause (iv) shall not prevent or otherwise affect a determination that any event, change, fact or circumstance underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, an Intervening Event (to the extent such event, change, fact or circumstance is not otherwise excluded from this definition of Intervening Event)); provided that in each of clauses (ii) and (iii) any such changes or events may be taken into account in determining if an Intervening Event occurred to the extent it has a disproportionate impact on the Acquired Companies as compared to similarly situated companies in the industry in which the Acquired Companies conduct their respective operations.

“Investor Rights Agreement” has the meaning specified in the recitals hereto.

“IP Licenses” has the meaning specified in Section 4.11.

“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced or licensed by or for the Company for use in the conduct of its business as it is currently conducted.

“JOBS Act” has the meaning specified in Section 7.11.

“Law” means any statute, law (including common law), code, treaty, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied or held for use by the Acquired Companies (including agreements granting any Acquired Company rights to the occupancy of real estate).

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, adverse ownership interest, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Material Adverse Effect” means any event, change, fact or circumstance that individually or in the aggregate with other events, changes, facts or circumstances, has had, or would reasonably be expected to have, a material adverse effect on (i) the assets, business, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action expressly required by this Agreement (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, explosion fire, act of God or other force majeure event (including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, including the Centers for Disease Control and Prevention, providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith), (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (h) any failure of the Acquired Companies to meet any projections, forecasts or budgets (provided, that clause (h) shall not prevent or otherwise affect a determination that any event, change, fact or circumstance underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such event, change, fact or circumstance is not otherwise excluded from this definition of Material Adverse Effect)); provided, further, that any event, change, fact or circumstance referred to in clauses (a), (b), (d), (f) and (g) may be taken into account in determining if a Material Adverse Effect occurred to the extent it has a disproportionate impact on the Acquired Companies as compared to similarly situated companies in the industry in which the Acquired Companies conduct their respective operations, or (ii) the ability of the Company, Holdings and APAM to perform their respective obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Leased Real Property” has the meaning specified in Section 4.18(b).

“Material Permits” has the meaning specified in Section 4.23.

“Mergers” has the meaning specified in Section 2.03.

“Most Recent Balance Sheet” has the meaning specified in Section 4.07.

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Named Parties” means (i) with respect to this Agreement, the Company, CBAH, First Merger Sub and Second Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“NASDAQ” means the Nasdaq Global Select Market or the Nasdaq Global Market.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning specified in the recitals hereto.

“Outstanding CBAH Expenses” has the meaning specified in Section 3.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).

“Owned Company Software” means all Software owned or purported to be owned by the Acquired Companies.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Acquired Companies and includes the Owned Company Software.

“Owned Real Property” has the meaning specified in Section 4.18(a).

“Per Share Merger Consideration” means with respect to any share of Company Common Stock issued and outstanding immediately prior to the First Effective Time, a number of shares of PubCo’s Class A Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) the Closing Share Price.

“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b)(i) the number of all outstanding shares, as of the date hereof, of Company Common Stock, plus (ii) the number of any additional shares of Company Common Stock issued after the date hereof and prior to the Closing.

“Permits” means any permits, franchises, exemptions, allocations, filings, waivers, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business and that relate to amounts not yet delinquent or (B) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, provided that, in all instances, such Liens are permitted pursuant to the applicable Real Estate Lease Documents, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on Real Property (including easements, covenants, rights of way and similar restrictions of record) that do not have a Material Adverse Effect on the present uses or occupancy of such Real Property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which are not violated in any material respect and do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) Liens described on

Schedule 1.01(b) or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household and any other information defined as “personal data”, “personally identifiable information”, “PII”, “personal information” or similar terms under applicable Law.

“Privacy and Security Requirements” means, to the extent applicable to the Company: (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Company relating to the PCI DSS, privacy, data security and/or the Processing of Protected Data.

“Private Placement Warrants” has the meaning ascribed to it in the CBAH SEC Reports as of the date of this Agreement.

“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 8.03(c).

“Protected Data” means Personal Information and/or Confidential Data.

“Proxy Statement” means the proxy statement filed by CBAH as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from CBAH Stockholders to approve the Proposals (which shall also provide the CBAH Stockholders with the opportunity to redeem their shares of CBAH Class A Common Stock in conjunction with a stockholder vote on the Business Combination).

“PubCo” has the meaning specified in the preamble hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Bylaws” has the meaning specified in the recitals hereto.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo Omnibus Incentive Plan” has the meaning specified in the recitals hereto.

“PubCo Omnibus Incentive Plan Proposal” has the meaning specified in Section 8.03(c).

“PubCo’s Class A Common Stock” means PubCo’s Class A Common Stock, par value $0.0001 per share.

“PubCo’s Class B Common Stock” means PubCo’s Class B Common Stock, par value $0.0001 per share.

“PubCo’s Common Stock” means PubCo’s Class A Common Stock and PubCo’s Class B Common Stock.

“Public Warrant” has the meaning ascribed to it in the CBAH SEC Reports as of the date of this Agreement.

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Redeeming Stockholder” means a CBAH Stockholder who demands that CBAH redeem its CBAH Class A Common Stock for cash in connection with the Offer and in accordance with the CBAH Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Statement” has the meaning specified in Section 8.03(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Reorganization” has the meaning specified in Section 2.01.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, actual or prospective equity and debt financing sources and consultants of such Person.

“Required Minimum Cash” has the meaning specified in Section 9.03(g).

“Restricted Party” means the following: (i) any Person on the OFAC list of Specially Designated Nationals and Blocked Persons, List of Foreign Sanctions Evaders, or Sectoral Sanctions Identifications List; (ii) any Person on the Denied Persons List, Unverified List, or the Entity List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce; (iii) any Person on the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; (iv) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i), (ii) or (iii) so as to subject the Person to sanctions; (v) any Person that is organized, ordinarily resident, or located in a Sanctioned Country; or (vi) any Person on any other list maintained by any relevant Governmental Authority restricting the export of any item to specific individuals, companies or other entities.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo administered by the United States (currently, Cuba, Iran, North Korea, Syria and the Crimea region).

“Schedules” means the CBAH Schedules and the Company Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.03.

“Second Effective Time” has the meaning specified in Section 2.03.

“Second Merger” has the meaning specified in the Section 2.03(b).

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Second Merger Surviving Entity” has the meaning specified in Section 2.03(b).

“Second Merger Surviving Entity Certificate of Formation” means the form of certificate of formation set forth on Exhibit G.

“Second Merger Surviving Entity Operating Agreement” means the form of operating agreement set forth on Exhibit H.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all computer software programs and software systems, including all computer software and code (including source code, executable code, and object code), databases and compilations (including any and all data and collections of data, whether machine readable or otherwise), compilers and decompilers, development tools, menus, higher level or “proprietary” languages, templates, macros, user interfaces, report formats, firmware, data files, whether in source code, object code or human readable form, and all documentation and materials (including user manuals, other specifications, training documentation, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing) and know-how relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of CBAH Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means CBRE Acquisition Sponsor, LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the recitals hereto.

“Sponsor Subscription Agreement” has the meaning specified in the recitals hereto.

“Stock Issuance Proposal” has the meaning specified in Section 8.03(c).

“Subscription Agreement” means an agreement executed by an Equity Investor pursuant to which such Equity Investor has committed to invest cash in CBAH in order to acquire CBAH Class A Common Stock prior to or in connection with the Closing (including the Sponsor Subscription Agreement).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” has the meaning specified in the recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, value added, estimated, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating CBAH Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transaction Litigation” has the meaning specified in Section 8.02.

“Transaction Proposal” has the meaning specified in Section 8.03(c).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Mergers, the Equity Financing and the Reorganization (it being agreed that none of CBAH, the CBAH Board, the CBAH Special Committee and the stockholders of CBAH has any responsibility hereunder for approving, adopting, implementing or effecting the Reorganization).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.08(a).

“Trust Agreement” has the meaning specified in Section 5.08(a).

“Trustee” has the meaning specified in Section 5.08(a).

“Unaffiliated Stock” has the meaning specified in Section 5.02(b).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by CBAH.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean

“including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or CBAH’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Any reference in this Agreement to “PubCo” shall also mean CBAH to the extent the matter relates to the pre-Closing period and any reference to “CBAH” shall also mean PubCo to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Second Effective Time).

(d) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (1) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by the Company in connection with this Agreement or (B) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (2) with respect to CBAH, filed with the SEC by CBAH on or prior to the date hereof.

1.03 Knowledge. As used herein, the phrase “to the knowledge” and any derivations thereof shall mean the actual knowledge of, in the case of the Company, each of the Founders and Dustin Weber and, in the case of CBAH, William Concannon and Cash Smith.

ARTICLE II

THE MERGER; CLOSING

2.01 Reorganization. Prior to the Closing, the Company, Holdings and APAM will effect, or cause to be effected, the reorganization set forth on Annex I hereto (the “Reorganization”). Notwithstanding anything to the contrary, the Company Common Stock distributed in connection with the Reorganization to service providers of the Company shall remain subject to the same vesting and other material terms and conditions set forth in the equity award held by the service providers with respect to which such distribution is made.

2.02 Company Preferred Stock Redemption. In connection with and contingent upon, the completion of the First Merger (defined below), each share of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time shall be redeemed in cash in full for an amount equal the Company Preferred Stock Redemption Price as of such date, and each Person who is a holder of such Company Preferred Stock shall deliver to the Company the certificates evidencing such shares of Company Preferred Stock and the Company shall cancel such certificates upon such redemption in full (such transaction, the “Company Preferred Stock Redemption”). At the Closing, PubCo shall pay, or cause the Company to pay in full, in cash by wire transfer of immediately available funds, the Company Preferred Stock Redemption Price in full in respect of each share of Company Preferred Stock to the holder thereof.

2.03 The Mergers.

(a) At the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the First Effective Time as the “First Merger Surviving Corporation”) following the First Merger and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between First Merger Sub and the Company (the “First Certificate of Merger”), such First Merger to be consummated immediately upon filing of the First Certificate of Merger or at such later time as may be agreed by CBAH and the Company in writing and specified in the First Certificate of Merger (the “First Effective Time”).

(b) At the Second Effective Time, upon the terms and subject to the conditions set forth in this Agreement, immediately following the First Effective Time, the First Merger Surviving Corporation shall be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity (which is sometimes hereinafter referred to for the periods at and after the Second Effective Time as the “Second Merger Surviving Entity”) following the Second Merger and the separate corporate existence of the First Merger Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger between the First Merger Surviving Corporation and Second Merger Sub (the “Second Certificate of Merger”), such Second Merger to be consummated immediately upon filing of the Second Certificate of Merger or at such later time as may be agreed by CBAH and the Company in writing and specified in the Second Certificate of Merger (the

“Second Effective Time”); provided that the Second Effective Time shall be, in any case, on the same day as, and immediately following, the First Effective Time.

2.04 Effects of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the First Merger Surviving Corporation and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the First Merger Surviving Corporation.

(b) The Second Merger shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the First Merger Surviving Corporation and Second Merger Sub shall vest in the Second Merger Surviving Entity and all of the debts, liabilities and duties of the First Merger Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Second Merger Surviving Entity.

2.05 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as CBAH and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (a) the Company shall cause the First Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and (b) the Second Merger Sub shall cause the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and Section 18-209 of the DLLCA.

2.06 Organizational Documents of CBAH and the Second Merger Surviving Entity.

(a) At the Closing and immediately prior to the First Effective Time, subject to obtaining the CBAH Stockholder Approvals, CBAH shall cause the Certificate of Incorporation and the bylaws of CBAH to be amended and restated in their entirety to be the PubCo Charter and the PubCo Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b) At the First Effective Time by virtue of the First Merger, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the First Effective Time, shall be amended and restated in their entirety to read in the forms of the

First Merger Surviving Corporation Certificate of Incorporation and the First Merger Surviving Corporation By-Laws, respectively, and as so amended and restated, will be the certificate of incorporation and the by-laws, respectively, of the First Merger Surviving Corporation until thereafter supplemented or amended in accordance with their respective terms and the DGCL. At the Second Effective Time by virtue of the Second Merger, the certificate of formation and the operating agreement of the Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended and restated in their entirety to read in the forms of the Second Merger Surviving Entity Certificate of Formation and the Second Merger Surviving Entity Operating Agreement, respectively (it being agreed that the name of the Second Merger Surviving Entity shall be “Altus Power, LLC”), and, as so amended and restated, will be the certificate of formation and the operating agreement, respectively, of the Second Merger Surviving Entity until thereafter supplemented or amended in accordance with their respective terms and the DLLCA.

2.07 Directors and Officers of CBAH and the Second Merger Surviving Entity.

(a) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of the NYSE or NASDAQ (and, for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), CBAH shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of the Persons designated by the Company in writing prior to Closing (in consultation with CBAH), (including the Persons contemplated to be on the PubCo Board pursuant to the Investor Rights Agreement). On the Closing Date, CBAH shall enter into customary indemnification agreements reasonably satisfactory to the Company and CBAH with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(b) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, CBAH shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the First Effective Time to be the officers of PubCo (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c) Immediately after the First Effective Time, the board of directors of the First Merger Surviving Corporation shall be the board of directors of the Company immediately prior to the First Effective Time. Immediately after the Second Effective Time, the Second Merger Surviving Entity shall be managed by PubCo as the sole member of the Second Merger Surviving Entity until a successor or replacement manager or managers is or are appointed in accordance with the Second Merger Surviving Entity Operating Agreement, as may be supplemented or amended in accordance with its terms and the DLLCA.

(d) Except as otherwise directed in writing by the Company, the Persons constituting the officers of the Company prior to the First Effective Time shall continue to be the officers of the Second Merger Surviving Entity (and holding the same titles as held at the

Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

ARTICLE III

EFFECTS OF THE MERGER

3.01 Effect on Capital Stock. Subject to the provisions of this Agreement:

(a) at the First Effective Time (and, for the avoidance of doubt, immediately following the consummation of the Company Preferred Stock Redemption), by virtue of the First Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein (including without limitation delivery of the release contemplated by Section 3.03(a)(ii)), each share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time (other than any Dissenting Shares and Excluded Shares), shall be converted into the right to receive the applicable Per Share Merger Consideration payable to the holder thereof in accordance with the procedures set forth in Section 3.03;

(b) at the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the First Merger Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the First Merger Surviving Corporation as of immediately following the First Effective Time, and from and after the First Effective Time, all certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the First Merger Surviving Corporation into which they were converted in accordance with the immediately preceding sentence;

(c) at the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the First Effective Time (the “Excluded Shares”) shall be cancelled and no payment or distribution shall be made with respect thereto; and

(d) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof: (i) each share of common stock of the First Merger Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (ii) the limited liability company interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Second Merger Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Second Merger Surviving Entity. From and after the Second Effective Time, the limited liability company interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

(e) Notwithstanding anything herein to the contrary, the Per Share Merger Consideration delivered to service providers whose Company Common Stock (or any predecessor equity security) was granted in connection with the performance of services shall remain subject to the vesting and other material terms and conditions of the award with respect to which the Company Common Stock (or predecessor equity security) was granted, with such changes as the Company may determine that are not materially inconsistent with the terms of the relevant award agreement and taking into account the transactions contemplated by this Agreement.

3.02 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock or shares of CBAH Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 5.15(a) of this Agreement by CBAH with respect to the number of its issued and outstanding shares of CBAH Common Stock (or any other issued and outstanding equity security interests in CBAH) or rights to acquire CBAH Common Stock (or any other equity security interests in CBAH), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or shares of CBAH Common Stock (or any other equity security interests in CBAH), as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of shares of Company Preferred Stock or the holders of CBAH Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.02 shall not be construed to permit CBAH, the Company, First Merger Sub or Second Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03 Delivery of Per Share Merger Consideration.

(a) Promptly after the Registration Statement is declared effective under the Securities Act, CBAH shall cause to be mailed to each holder of record of Company Common Stock at the address provided to CBAH by the Company, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all Claims against PubCo and the Company arising out of or related to such holder’s ownership of shares of Company Common Stock and (iii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery of the shares of Company Common Stock, to CBAH (including all certificates representing shares of Company Common Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Common Stock are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates representing shares of Company Common Stock, to the extent such shares of Company Common Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by CBAH, the holder of such shares of Company Common Stock (other than any Dissenting Shares and Excluded Shares), shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the Per Share Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.01(a) and subject to Section 3.01(e), to the extent applicable.

Until surrendered as contemplated by this Section 3.03(b) together with the delivery of a duly, completely and validly executed Letter of Transmittal, each share of Company Common Stock shall be deemed at any time from and after the First Effective Time to represent only the right to receive upon such surrender the consideration described in Section 3.01(a) which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to this Section 3.03(b).

3.04 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Certificate, the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by CBAH, the provision by such Person of a customary indemnity against any claim that may be made against CBAH with respect to such Company Certificate, CBAH shall issue or pay in exchange for such lost, stolen or destroyed Company Certificate the consideration issuable or payable in respect thereof as determined in accordance with this Article III.

3.05 Withholding. Each of CBAH, First Merger Sub, Second Merger Sub, the Company, the First Merger Surviving Corporation, the Second Merger Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.05 other than with respect to compensatory payments made to any current or former employees pursuant to this Agreement, CBAH shall use commercially reasonably efforts to give the Company at least five (5) days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.05. To the extent that CBAH, First Merger Sub, Second Merger Sub, the Company, the First Merger Surviving Corporation, the Second Merger Surviving Entity or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

3.06 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of PubCo’s Common Stock or certificates or scripts representing such fractional shares shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01(a), and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to any other rights of a holder of PubCo’s Common Stock. In lieu of the issuance of any such fractional share, PubCo shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the fraction equal to the amount of the fractional share of PubCo’s Common Stock to which such holder otherwise would have been entitled but for this Section 3.06 multiplied by (ii) an amount equal to the VWAP of shares of CBAH Class A Common Stock for the twenty (20) trading days prior to the date that is three (3) Business Days prior to the Closing.

3.07 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to CBAH a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Stockholders in connection with the conduct of the Company’s sale process (including the evaluation and negotiation of business combinations with other third parties) and the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Stockholders incurred in connection with the Transactions; and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, following the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, CBAH shall provide to the Company a written report setting forth a list of all unpaid fees and disbursements of CBAH, First Merger Sub, Second Merger Sub or the Sponsor for outside counsel and fees and expenses of CBAH, First Merger Sub, Second Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of CBAH, First Merger Sub, Second Merger Sub or the Sponsor in connection with CBAH’s initial public offering (including any deferred underwriter fees) or the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding CBAH Expenses”). On the Closing Date, following the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding CBAH Expenses.

3.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the First Effective Time and owned by a holder who is entitled to demand, has not voted in favor of the Mergers or consented thereto in writing, and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares” until such time as such holder of Company Common Stock effectively withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares of Company Common Stock shall cease to be Dissenting Shares) shall not be converted into or represent the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the First Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into the right to receive the Per Share Merger Consideration upon the terms and conditions set forth in this Agreement. The Company shall give CBAH prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and CBAH shall have the right to participate in and, following the First Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the First Effective Time, the Company shall not, except with the prior written consent of CBAH, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to CBAH, First Merger Sub and Second Merger Sub as follows:

4.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate its assets and properties now owned, operated or leased by it and to conduct its business as it is now being conducted. The Company Certificate of Incorporation and bylaws of the Company previously made available by the Company to CBAH are true, correct and complete and are in effect as of the date of this Agreement. The Company is not in breach or violation of the Company Certificate of Incorporation or its bylaws in any material respect.

(b) The Company is duly licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, as applicable, except where the failure to be so licensed or qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02 Subsidiaries, Holdings and APAM.

(a) Schedule 4.02(a) sets forth a complete and accurate list of the name and jurisdiction of organization of each of the Company’s Subsidiaries and the authorized, issued and outstanding equity interests and record and beneficial ownership of each Subsidiary of the Company. Other than as set forth on Schedule 4.02(a), the Company does not have any Subsidiaries. Each Subsidiary of the Company has been duly incorporated or organized, is validly existing and in good standing under the Laws of its State of incorporation or organization and has all requisite corporate or other entity power and authority to own, lease or operate its respective assets and properties now owned, operated or leased by it and to conduct its business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. The organizational documents of each Subsidiary of the Company, except such Subsidiaries in red in Schedule 4.02(a) (the “Material Subsidiaries”), have previously been made available by the Company to CBAH and are true, correct and complete and are in effect as of the date of this Agreement. None of the Company’s Subsidiaries is in breach or violation of its organizational documents in any material respect.

(b) Each Subsidiary of the Company is duly licensed or duly qualified and in good standing as a foreign corporation or other entity as applicable in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) All of the outstanding equity interests of each Subsidiary of the Company (i) have been duly authorized, validly issued and are, if applicable, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Law and all requirements set forth in the organizational documents of such Subsidiary, (iii) are not subject to and were not issued in breach or violation of any Contract or any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the organizational documents of any such Subsidiary or any Contract to which any such Subsidiary is a party or otherwise bound and (iv) directly owned of record by the Company or another Subsidiary of the Company, free and clear of any Liens. Other than as set forth on Schedule 4.02, no Subsidiary of the Company holds any securities of any Person. There are no other equity interests of any Subsidiary of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which the Company or any Subsidiary of the Company is a party or is bound requiring the issuance, delivery or sale of equity securities of any Subsidiary of the Company.

(d) No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or that are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Subsidiary of the Company on any matter. Except as set forth on Schedule 4.02(d), there are no Contracts to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound to (x) repurchase, redeem or otherwise acquire any equity interests of any Subsidiary of the Company or any other Person or (y) vote or dispose of any equity interests of, or voting interest in, any Subsidiary of the Company or any other Person. There are no irrevocable proxies and no voting agreements with respect to any equity interests of, or voting interest in, any Subsidiary of the Company.

(e) Each of Holdings and APAM is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of Holdings and APAM has the requisite applicable power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. The limited liability company agreement and the certificate of formation of each of Holdings and APAM previously made available by the Company to CBAH are true, correct and complete and are in effect as of the date of this Agreement.

4.03 Due Authorization.

(a) Each of the Company, Holdings and APAM has all requisite corporate or company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and subject to the approvals described in Section 4.05 and the adoption of this Agreement and approval of the Mergers by holders of Company Capital Stock who can give the Company Requisite Approval, to perform all of its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board, the Holdings Board, the APAM Board and upon receipt of the Company Requisite Approval, no other corporate or company proceeding on the part of the Company, Holdings or APAM is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s, Holdings’ or APAM’s performance hereunder or thereunder. This Agreement has been, and on or prior to the Closing and upon execution by the Company, Holdings or APAM, as applicable, each such Ancillary Agreement will be, duly and validly executed and delivered by the Company, Holdings or APAM, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, Holdings or APAM, as applicable, enforceable against the Company, Holdings or APAM, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, each of the Company Board, the Holdings Board and the APAM Board has duly adopted resolutions unanimously (i) determining that this Agreement, the Ancillary Agreements and the Transactions are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders or Holdings and Holdings’ members or APAM and APAM’s members, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company, Holdings or APAM , as applicable, of this Agreement, the Ancillary Agreements and the Transactions. No other corporate or company action, other than the Company Requisite Approval, is required on the part of the Company, Holdings or APAM, as applicable, or any of the holders of any class or series of capital stock of the Company or any of the holders of any limited liability company interests of Holdings or APAM to enter into this Agreement and the Ancillary Agreement or to approve the Transactions.

4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, on Schedule 4.05 or Schedule 4.04, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company, Holdings or APAM is a party and the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of incorporation (including the Company Certificate of Incorporation), bylaws or other organizational documents of any Acquired Company, Holdings or APAM, (b) conflict with or result in any violation or breach of or default under any provision of any Law, Permit, Privacy and Security Requirement, or Governmental Order applicable to any Acquired Company, Holdings or APAM, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract or any Real Estate Lease Document to which any Acquired Company, Holdings or APAM is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of any Acquired Company, Holdings or APAM, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.04, the execution, delivery and performance by the Company, Holdings or APAM of this Agreement and each Ancillary Agreement to this Agreement to which it is a party and the Transactions do not and will not provide the basis for disqualification, cancellation, or similar negative consequences with respect to any Government Contract, including, without limitation, Contracts related to loans, funding or grants. In no event will the conversion of Company Capital Stock into the right to receive the applicable Per Share Merger Consideration or the distribution of the Per Share Merger Consideration as set forth herein be superseded by any other Contract.

4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of CBAH contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required by or on the part of the Company, Holdings or APAM with respect to the execution, delivery or performance of this Agreement by the Company, Holdings and APAM or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DLLCA, (c) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company, Holdings or APAM to consummate the Transactions, and (d) as otherwise disclosed on Schedule 4.05.

4.06 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company is 1,010,000 shares of capital stock consisting of: (i) 10,000 shares of Common Stock, par value $1.00 per share (the “Company Common Stock”) and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which 310,000 shares are designated as Series A Redeemable Preferred Stock (the “Company Preferred Stock”). As of the date hereof, there are: (A) 1,029 shares of Company Common Stock issued and outstanding and (B) 208,000 shares of Company Preferred Stock issued and outstanding.

(b) All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in material compliance with applicable Law, including applicable Securities Law and all requirements set forth in the organizational documents of the Company, (iii) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the organizational documents of the Company or any Contract to which the Company is a party or otherwise bound, and (iv) except as set forth on Schedule 4.06(b), are fully vested; provided, however, that any shares of Company Common Stock issued pursuant to this Agreement in exchange for converted Holdings equity interests or APAM equity interests that are subject to vesting as of the effective date of the Reorganization shall remain subject to vesting on substantially similar terms as the applicable Holdings or APAM equity interests exchanged therefor. Set forth on Schedule 4.06(b) is a true, correct and complete list of each holder of shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company and the number of shares of Company Common Stock, Company Preferred Stock or other equity interests held by each such holder as of the date hereof. Except as set forth in this Section 4.05 or on Schedule 4.06(b), as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(c) All of the issued and outstanding equity interests of Holdings and APAM (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in material compliance with applicable Law, including applicable Securities Law and all requirements set forth in the organizational documents of Holdings or APAM, as applicable, (iii) are not subject to and were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the organizational documents of Holdings or APAM, as applicable, or any Contract to which Holdings or APAM, as applicable, is a party or otherwise bound, and (iv) except as set forth on Schedule 4.06(c), are fully vested or will become fully vested by reason of the Transactions. Set forth on Schedule 4.06(c) is a true, correct and complete list of each holder of equity interests of Holdings and APAM and the number of such equity interests held by each such holder as of the date hereof. Except as set forth in this Section 4.06 or on Schedule 4.06(c), as of the date hereof there are no other equity interests of Holdings or APAM authorized, reserved, issued or outstanding.

(d) Except as set forth on Schedule 4.06(d), as of the date hereof, there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, Holdings or APAM, or any other Contracts to which the Company, Holdings or APAM is a party or by which the Company, Holdings or APAM is bound obligating the Company, Holdings or APAM to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, Holdings or APAM and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, Holdings or APAM. As of the date hereof, except as set forth on Schedule 4.06(c), there are no outstanding contractual obligations of the Company, Holdings or APAM to repurchase, redeem or otherwise acquire any securities or equity interests of the Company, Holdings or APAM. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company, Holdings or APAM having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s, Holdings’ or APAM’s equityholders may vote. Except as set forth on Schedule 4.06(c), as of the date hereof, neither the Company, Holdings nor APAM is party to any shareholders’ agreement, voting agreement or registration rights agreement relating to its equity interests.

(e) No event has occurred that has or could have caused an adjustment to the Redemption Price (as defined in the Company Certificate of Incorporation) of the Company Preferred Stock.

4.07 Financial Statements. Attached as Schedule 4.07 are true, correct and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2019, December 31, 2020 and March 31, 2021, and the related unaudited consolidated statements of operations, changes in members’ equity and cash flows for the period then ended (such interim balance sheet of the Company and its Subsidiaries, the “Most Recent Balance Sheet” and, together with referenced financial statements, the “Financial Statements”). The Financial Statements (i) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated in such Financial Statements, (ii) were prepared in conformity with GAAP (except, in the case of the Financial Statements as of and for the fiscal quarter ended on the date of the Most Recent Balance Sheet, for the absence of footnotes and other presentation items and normal year-end adjustments) and (iii) were derived from the books and records of the Company and its consolidated Subsidiaries.

4.08 Undisclosed Liabilities. Except as set forth on Schedule 4.08, there is no liability, debt or obligation of the Acquired Companies, Holdings or APAM (whether absolute, accrued, contingent or otherwise) whether or not required to be set forth or reserved for on a consolidated balance sheet of the Acquired Companies (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business since the date of the Most Recent Balance Sheet included in the Financial Statements, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.08, the Company does not have any Indebtedness for borrowed money.

4.09 Litigation and Proceedings. Except as set forth on Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations against any Acquired Company, Holdings or APAM or otherwise affecting any Acquired Company, Holdings or APAM or its respective assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Holdings, APAM, the Company, its Subsidiaries nor any property, asset or business of Holdings, APAM, the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquired Company, Holdings or APAM which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10 Compliance with Laws.

(a) Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19) and compliance with Tax Laws (which are the subject of Section 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Acquired Company is, and since December 31, 2018, has been, in compliance with all applicable Laws and Privacy and Security Requirements.

(b) Except where the failure to have or to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, immediately following the Closing, the Acquired Companies will have all Permits required to conduct the business of the Acquired Companies in the same manner as such operations and services are conducted as of the date of this Agreement and as of immediately prior to the Closing. Except as set forth on Schedule 4.10(b), no Acquired Company has received any written notice from any Governmental Authority of a material violation of any applicable Law or Privacy and Security Requirements by any Acquired Company at any time since December 31, 2018. None of the Acquired Companies is a party to or bound by any Governmental Order. To the Company’s knowledge, none of the Acquired Companies is under investigation with respect to the violation of any Laws, and there are no facts or circumstances which could reasonably form the basis for any such violation.

(c) Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by any Acquired Company or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of any Acquired Company, in each case, acting on behalf of such Acquired Company, in violation of any applicable Anti-Corruption Law, (ii) no Acquired Company has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, nor, to the knowledge of the Company, has any investigation been threatened or pending, (iii) no Acquired Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, (iv) no Acquired

Company has received any written notice, inquiry or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law, nor has any such notice, inquiry or citation been threatened or is pending and (v) the Acquired Companies have instituted and maintained policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and International Trade Laws. No officer, director, manager or, to the knowledge of the Company, employee, agent or member of any Acquired Company is a foreign official within the meaning of the FCPA.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a list of all registered and applied for Patents, Trademarks, Copyrights, and Domain Names owned or purported to be owned, solely or jointly, by the Acquired Companies (collectively, the “Registered Intellectual Property”), setting forth as to each such item, if applicable: (i) the record and, if different, the legal and beneficial owner of such item (and if any other Person has an ownership interest in such item, the nature of such ownership interest), (ii) the applicable application, registration or serial number, and the date and status of such registration or filing, (iii) the date of application, registration or issuance of such item, and (iv) the jurisdiction in which such item is registered, issued or pending.

(b) Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as specifically identified on Schedule 4.11(a) with respect to Registered Intellectual Property jointly owned with another Person, an Acquired Company is the sole and exclusive legal and beneficial owner of all right, title and interest to and in the Owned Intellectual Property, free and clear of all Liens other than Permitted Liens. Without limiting the generality of the foregoing, except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect:

(i) to the knowledge of the Company, no current or former stockholder, officer, director or employee of any of the Acquired Companies has any claim, right (whether or not currently exercisable) or interest in or to any Owned Intellectual Property;

(ii) the Acquired Companies have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect all material Trade Secrets and other material proprietary information or Protected Data of the Acquired Companies or of any Person to which the Acquired Companies have a written confidentiality obligation;

(iii) to the knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property that is necessary to and sufficient for the conduct of the business of the Acquired Companies as now conducted; and

(iv) all Registered Intellectual Property is subsisting, unexpired and, to the knowledge of the Company, valid and enforceable.

(c) Schedule 4.11(c) contains a true and accurate list of all material active written Contracts pursuant to which any of the Acquired Companies (i) licenses or is granted rights in or to use from a third party Intellectual Property that is material to the business of the Acquired Companies (excluding (A) licenses for commercially available Software in object code form (e.g., “click wrap”, “off-the-shelf” or “shrink wrap”, and open source software licenses) that do not involve expenses of the Acquired Companies of more than $250,000 and (B) any other license to Intellectual Property that are generally commercially available to the public) or (ii) licenses or grants to a third party any rights in or to use Owned Intellectual Property (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business) (clauses (i) and (ii), collectively, the “IP Licenses”). To the knowledge of the Company, there is no material outstanding or threatened dispute or disagreement with respect to any IP License.

(d) The operation of the business of the Acquired Companies does not infringe, misappropriate or otherwise violate (“Infringe”) the Intellectual Property of any Person in any material respect and, to the knowledge of the Company, no Person is Infringing the Owned Intellectual Property in any material respect.

(e) Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) no source code for any Owned Company Software has been delivered, licensed or made available to any escrow agent or other Person (other than employees or service providers working on behalf of the Acquired Companies who are, as of the date of this Agreement, under an obligation to keep such source code confidential), (ii) no Acquired Company is party to any Contracts that impose a duty or obligation to deliver, license or make available the source code for any Owned Company Software to any escrow agent or Person (other than the above employees or service providers) and (iii) no Software licensed, conveyed, distributed or made available by the Acquired Companies to other Persons contains, is based on or otherwise interacts with any “open source” or similar software in any manner that would require any of the Acquired Companies to license or make any proprietary source code available to other Persons in such circumstances.

(f) Except where the failure to be, or to have been, in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in connection with its Processing of any information or Protected Data, the Acquired Companies are and have been, in compliance with all Privacy and Security Requirements and, to the Company’s knowledge, the Acquired Companies are and have been in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft and breach of security notification obligations. The Acquired Companies have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all IT Systems used by and on behalf of the Acquired Companies and all information and Protected Data Processed by them or on their behalf. Except as set forth on Schedule 4.11(f), the Acquired Companies have not experienced any security incident that has compromised the integrity or availability of the Acquired Companies’ IT Systems.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current needs of the business of the Acquired Companies, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or failures of the IT Systems during the two-year period preceding the date hereof, (iii) the Acquired Companies have in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, and (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems since December 31, 2018 that, pursuant to any legal requirement, would require the Acquired Companies to notify customers or employees of such breach or intrusion.

4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xvi) below to which, as of the date of this Agreement, any Acquired Company is a party or by which its assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts (including all material modifications, amendments and supplements thereto) have been delivered to or made available to CBAH or its agents or representatives.

(i) each employee collective bargaining Contract;

(ii) any IP License;

(iii) any Contract which restricts in any material respect or contains any material limitations on the ability of any Acquired Company to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv) any Contract under which any Acquired Company has created, incurred, assumed or guaranteed any other Person’s Indebtedness (other than a guarantee of the Indebtedness of any Subsidiary of the Company), has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $5,000,000;

(v) any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by any Acquired Company since December 31, 2018, involving consideration in excess of $12,500,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations of any Acquired Company ongoing;

(vi) any Contract with outstanding obligations for the sale, purchase or dispositions of any property, assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $7,500,000 in any calendar year, in each case, other than any sale, purchase or disposition in the ordinary course of business;

(vii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12(a) and expected to result in revenue or require expenditures in excess of $7,500,000 in the calendar year ending December 31, 2021;

(viii) any joint venture Contract, partnership agreement limited liability company agreement or similar Contract with any Person (other than the Company and its Subsidiaries);

(ix) any Contract with any supplier, vendor or subcontractor for components and/or to provide services for integration or other manufacturing to which the Acquired Companies had aggregate payment obligations in excess of $5,000,000 during the (12) month period ended December 31, 2020;

(x) the top fifteen (15) power purchase agreements or net metering credit agreements that provide for the purchase or sale of power or electrical energy based on gross revenue during calendar year 2020;

(xi) the Contract(s) that provides for the operation and/or maintenance of energy generating projects, with a total spend over $1,000,000, during the last twelve (12) months;”;

(xii) any construction Contract that provides for any spend in excess of $5,000,000 after the date hereof;

(xiii) any Company Affiliate Agreement;

(xiv) any Contract that (A) grants to any Person any preferred pricing, “most favored nation” or similar rights or (B) grant exclusivity to any Person in respect of any geographic location, any customer, or any product or service;

(xv) any Government Contract pursuant to which the Acquired Companies generated gross revenue during the twelve (12) month period ended December 31, 2020 in excess of $5,000,000;

(xvi) any commitment to enter into any Contract of the type described in clauses (i) through (xiii) of this Section 4.12(a).

(b) Except for any Material Contract that has been terminated in accordance with the terms of this Agreement or terminates upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the applicable Acquired Company and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the applicable Acquired Company to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) neither the applicable Acquired Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract; (iii) since December 31, 2019, no Acquired Company has received any written or, to the knowledge of the Company, oral Claim or notice of material breach of or material default under any Material Contract; (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the applicable Acquired Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since December 31, 2019, through the date hereof, no Acquired Company has received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

(c) No Acquired Company is a party to or otherwise bound by any confidentiality agreement or similar agreement with any other Person, and has not provided any material confidential information to any other Person, in each case, in connection with such Person’s consideration of acquiring the Company other than CBAH or an Affiliate of CBAH.

4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), any employment or individual consulting or independent contractor Contract, and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability or material fringe benefit plan, program, policy or Contract, and each other employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by any Acquired Company or pursuant to which any Acquired Company has or may have any material liabilities.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to CBAH correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report), (iv) the two most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) if applicable, nondiscrimination testing results for the two years prior to the date hereof.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e) Neither the Acquired Companies nor any of their ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined benefit pension plan, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6) year period prior to the date hereof, the Company has not had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f) With respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened, that would reasonably be expected to give rise to material liability to the Acquired Companies.

(g) There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, in either case, that would reasonably be expected to give rise to material liabilities to the Acquired Companies. There is no proceeding (other than routine Claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan or against the assets of any Company Benefit Plan that would reasonably be expected to give rise to material liabilities to the Acquired Companies.

(h) Except as set forth on Schedule 4.13(h) or as otherwise expressly contemplated by this Agreement, the consummation of the Transactions, alone or together with any other event, will not (i) result in any payment or benefit becoming due or payable to any current or former employee, director, individual independent contractor or consultant of any Acquired Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Person, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by such Acquired Company to any such Person or (v) limit the ability of the Acquired Companies to terminate any Company Benefit Plan.

(i) Except as set forth on Schedule 4.13(i), no amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Acquired

Companies who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Acquired Company has agreed to pay, gross up or otherwise indemnify any employee, director or contractor for any tax imposed under Section 4999 of the Code, Section 409A of the Code or otherwise.

4.14 Labor Matters.

(a) (i) No Acquired Company is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by any Acquired Company, (ii) no labor union or organization, works council or group of employees of any Acquired Company has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Acquired Company (i) is, and since January 1, 2018, has been, in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2018, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the applicable Acquired Company.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Acquired Company is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of any Acquired Company at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation with or to: (i) the applicable Acquired Company or (ii) a former employer of any such employee relating (A) to the right of any such employee to be employed by the applicable Acquired Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e) To the knowledge of the Company, all employees of each Acquired Company are legally permitted to be employed by the applicable Acquired Company in the jurisdiction in which such employees are employed in their current job capacities.

(f) No Acquired Company has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

4.15 Taxes. With respect to the following representations and warranties set forth in this Section 4.15, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) All Tax Returns required by Law to be filed by the Acquired Companies have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All amounts of Taxes shown due on any Tax Returns of the Acquired Companies and all other amounts of Taxes owed by the Acquired Companies have been timely paid.

(c) Each Acquired Company has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) No Acquired Company is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. No Acquired Company has received any written notice from a taxing authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. No written Claim has been made by any Governmental Authority in a jurisdiction where any Acquired Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which Claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any Claim for, or the period for the collection or assessment or reassessment of, Taxes of any Acquired Company (other than in connection with extensions of time to file Tax Return obtained in the ordinary course of business), and no written request for any such waiver or extension is currently pending.

(e) No Acquired Company or any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years.

(f) No Acquired Company has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to Taxes on any of the assets of any Acquired Company, other than Permitted Liens.

(h) No Acquired Company has any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(i) No Acquired Company is a party to or bound by, nor does any Acquired Company have any obligation to, any Governmental Authority or other Person (other than any other Acquired Company) under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(l) Other than the representations and warranties set forth in Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

4.16 Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any of the Acquired Companies or any of their respective Affiliates for which any Acquired Company has any obligation.

4.17 Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, any Acquired Company as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to CBAH. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) no Acquired Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18 Real Property; Assets.

(a) Except as set forth on Schedule 4.18(a), the Acquired Companies do not own any real property. The Acquired Companies have good, valid and indefeasible fee title to the owned real property listed on Schedule 4.18(a) (together with all buildings, improvements and fixtures located thereon and all appurtenances thereto, the “Owned Real Property”) free and clear of Liens, other than Permitted Liens, and no Acquired Company is a party to any agreement or option to purchase or sell any real property or material interest therein.

(b) Schedule 4.18(b) contains a true, correct and complete list of Leased Real Property associated with solar arrays with installed capacity of at least three thousand (3,000) kW of electricity (the “Material Leased Real Property”). The Company has made available to CBAH true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Material Leased Real Property (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to such Material Leased Real Property. The Real Property constitutes all of the real property interests owned or leased by the Acquired Companies and used in the conduct of the business and operations of the Acquired Companies as now conducted.

(c) Except as set forth on Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Acquired Companies and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to CBAH and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and upon the consummation of the transactions contemplated by this Agreement, will entitle CBAH or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Material Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default or breach by (i) the Acquired Companies or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. No Acquired Company has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. No event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by any Acquired Company or by the other parties thereto. No Acquired Company has assigned, transferred, conveyed, subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. No Acquired Company has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The applicable Acquired Company has a good and valid leasehold title and interest to each parcel of Leased Real Property subject only to Permitted Liens. The transactions contemplated hereby do not require the consent of any other party to any Real Estate Lease Documents and will not result in a breach of or default under any Real Estate Lease Document.

(e) No Acquired Company has received any written notice that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property. No Acquired Company has received any written notice, and to the Company’s knowledge, there has been no action or change in condition that materially affects the ability of the Acquired Companies to continue to use and possess the Leased Real Property for the conduct of the business of the Acquired Companies in the ordinary course of business. There are no pending or, to the knowledge of the Company, any threatened condemnation, eminent domain or administrative actions affecting any Real Property or any portion thereof, except as would not reasonably be expected to have a Material Adverse Effect.

(f) All material buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair and the systems located therein are in good working order and condition. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would reasonably be expected to have a Material Adverse Effect. All facilities located on or compromising the Real Property have received all Permits required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Laws and the Real Estate Lease Documents.

4.19 Environmental Matters.

(a) The Acquired Companies are and, during the last five (5) years, have been in material compliance with all applicable Environmental Laws and all Material Permits issued or required under applicable Environmental Laws (collectively, the “Environmental Permits”);

(b) There has been no release of any Hazardous Materials at, in, on or under any Real Property or in connection with the Acquired Companies’ operations off-site of the Real Property or, at, in, on or under any formerly owned, leased or operated real property during the time that the Acquired Companies owned, leased or operated such property;

(c) No Acquired Company is subject to nor has any Acquired Company received any Governmental Order relating to any non-compliance with Environmental Laws or Environmental Permits by the Acquired Companies or the release, investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) No Action is pending or, to the knowledge of the Company, threatened and no investigation is pending or, to the knowledge of the Company, threatened with respect to the Acquired Companies’ compliance with or liability under Environmental Law or related to a release of Hazardous Materials;

(e) The Company has made available to CBAH all material environmental reports, audits, correspondence or other documents relating to the Real Property or any formerly owned or operated real property or any other location for which any Acquired Company may be liable in its possession, custody or control.

4.20 Absence of Changes.

(a) Since December 31, 2020 through the date hereof, there has not been any change, development, condition, occurrence, event or effect relating to any Acquired Company that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) Except (i) as set forth on Schedule 4.20(b) and (ii) in connection with the Transactions, from December 31, 2020, through and including the date of this Agreement, each Acquired Company (1) has, in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (2) has not taken any action that would have required the consent of CBAH pursuant to Section 6.01 if such action had been taken after the date hereof.

4.21 Affiliate Agreements. Except (x) this Agreement and the Ancillary Agreements, (y) as set forth on Schedule 4.21 and (z) in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, no Acquired Company is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of such Acquired Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22 Internal Controls. The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2018, the Acquired Companies have not identified and have not been advised by the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Company Group’s internal controls over financial reporting.

4.23 Permits. Each Acquired Company has timely obtained and holds all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permit, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit has been duly and validly obtained by the applicable Acquired Company and is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by any Acquired Company, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each Acquired Company is in compliance with all Material Permits applicable to such Acquired Company.

4.24 Registration Statement. None of the information relating to the Acquired Companies or Holdings supplied by the Company or Holdings, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of (i) the time the Registration Statement becomes effective under the Securities Act, (ii) the date of mailing of the Proxy Statement to stockholders of CBAH or (iii) the time of the Special Meeting (including any adjournment thereof), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company or Holdings with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company or Holdings for use therein.

4.25 Operation of the Business during COVID-19. None of the Acquired Companies’ actions and inactions prior to the date of this Agreement in response to COVID-19: (i) has resulted in the Acquired Companies experiencing any material business interruption or material losses; or (ii) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 6.01.

4.26 Anti-Corruption.

(a) Each Acquired Company and, to the knowledge of the Company, each officer, director, manager, employee, agent or representative of any of the Acquired Companies, in each case, acting on behalf of any of the Acquired Companies, is, and has been for the past five (5) years, in compliance with all applicable International Trade Laws and Anti-Corruption Laws.

(b) No Acquired Company is a Restricted Party and no agency of the United States Government has denied, suspended, or otherwise abridged any Acquired Company’s export or import privileges. No Acquired Company has been subject to any economic sanctions imposed by the United States, including, but not limited to, those enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State. No Acquired Company contracts with, does business with, retains or employs any Restricted Parties or any Person from, located, organized, or ordinarily resident in a Sanctioned Country in violation of International Trade Laws.

(c) During the past five (5) years, no Acquired Company has (i) been subjected to any investigation by a Governmental Authority for any past or present violation of any applicable International Trade Laws or Anti-Corruption Laws, (ii) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws or Anti-Corruption Laws or (iii) received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.27 Support Agreement. The Company has delivered to CBAH a true, correct and complete copy of the Support Agreement. The Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and, to the knowledge of the Company, no withdrawal, termination, amendment or modification is contemplated. The Support Agreement is a legal, valid and binding obligation of the Company Stockholders’ party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law in any material respect. No event has occurred that, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of any Company Stockholder under any term or condition of the Support Agreement. The parties to the Support Agreement will hold (following the Restructuring) a number of shares of common stock of the Company sufficient to provide the Company Requisite Approval.

4.28 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Acquired Companies or the Acquired Companies’ assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Acquired Companies’ assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and CBAH, First Merger Sub, Second Merger Sub and each of their respective Affiliates shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to CBAH or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to CBAH, First Merger Sub, Second Merger Sub or their respective Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF CBAH, FIRST MERGER SUB AND SECOND MERGER SUB

Except as set forth in the (a) CBAH Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (b) CBAH SEC Reports filed or furnished by CBAH on or prior to the date hereof (excluding (x) any disclosures in such CBAH SEC Reports under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature and (y) any exhibits or other documents appended thereto), each of CBAH, First Merger Sub and Second Merger Sub represents and warrants to the Company as follows:

5.01 Organization.

(a) CBAH is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of CBAH previously delivered by CBAH to the Company are true, correct and complete and are in effect as of the date of this Agreement. CBAH is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. CBAH is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. Other than First Merger Sub and Second Merger Sub, CBAH has no other Subsidiaries or any equity or other interests in any other Person.

5.02 Due Authorization.

(a) Each of CBAH, First Merger Sub and Second Merger Sub has all requisite corporate or company power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 5.07) (in the case of CBAH), upon receipt of the CBAH Stockholder Approvals and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of CBAH, First Merger Sub and Second Merger Sub and the consummation of the Transactions have been duly, validly and unanimously authorized by all requisite action and (i) in the case of CBAH, except for the CBAH Stockholder Approvals, and (ii) in the case of First Merger Sub and Second Merger Sub, except for the written consents contemplated in Section 7.09, no other corporate or equivalent proceeding on the part of CBAH, First Merger Sub or Second Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or CBAH’s, First Merger Sub’s or Second Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by each of CBAH, First Merger Sub and Second Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each of CBAH, First Merger Sub and Second Merger Sub, enforceable against each of CBAH, First Merger Sub and Second Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of the holders of a majority of the voting power of the outstanding shares of (x) CBAH Class B Common Stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, and (y) CBAH Class A Common Stock and CBAH Class B Common Stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Stock Issuance Proposal, (iii) the Amendment Proposal, and (iv) the PubCo Omnibus Incentive Plan Proposal, in each case, assuming a quorum is present. Furthermore, the affirmative vote of the holders of a majority of the outstanding shares of CBAH Common Stock not owned, directly or indirectly by (i) CBRE Group, Inc. or any of its Affiliates including the Sponsor or (ii) any executive officer of CBAH (such outstanding shares, the “Unaffiliated Stock”), voting separately as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve the Transaction Proposal (the “CBAH Unaffiliated Stockholder Approval”). For purposes of this Agreement, the approvals described above are herein referred to as the “CBAH Stockholder Approvals”. The CBAH Stockholder Approvals are the only votes of any of CBAH’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Closing).

(c) The CBAH Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved this Agreement and the transactions contemplated hereby and has determined that such transactions are in the best interests of CBAH and the holders of Unaffiliated Stock. The CBAH Board, acting upon the unanimous recommendation of the CBAH Special Committee, as applicable, has: (i) determined that this Agreement, the Ancillary Agreements and the Transactions (including the approval of the PubCo Charter) are advisable and in the best interests of CBAH and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) approved this Agreement, the Ancillary Agreements and the Transactions (including the PubCo Charter), the execution and delivery by CBAH of this Agreement and the Ancillary Agreements to which it is a party, and CBAH’s performance of its obligations under this

Agreement and the Ancillary Agreements to which it is a party, and consummation of the Transactions; and (v) resolved to recommend to the stockholders of CBAH the approval and adoption of this Agreement and the transactions contemplated hereby (including the Mergers) and the other Proposals. The Board of Directors of First Merger Sub and the equivalent governing body of Second Merger Sub have each duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, the execution and delivery by it of this Agreement and its performance of its obligations under this Agreement and consummation of the transactions contemplated hereby, (ii) declared this Agreement and the Merger to which it is a constituent party to be advisable and in the best interests of First Merger Sub and its sole stockholder or Second Merger Sub and its sole member, as the case may be, and (iii) recommended that CBAH approve and adopt this Agreement and the Mergers in its capacity as the sole stockholder or the sole member, as the case may be, of First Merger Sub or Second Merger Sub, as the case may be.

5.03 No Conflict. The execution, delivery and performance of this Agreement by each of CBAH, First Merger Sub and Second Merger Sub and, upon receipt of the CBAH Stockholder Approvals and the written consents of CBAH, as the sole stockholder of First Merger Sub and as the sole member of Second Merger Sub contemplated by Section 7.09, and the effectiveness of the PubCo Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the CBAH Organizational Documents, any organizational documents of any Subsidiaries of CBAH or any of the organizational documents of First Merger Sub or Second Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of CBAH, First Merger Sub or Second Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of CBAH, First Merger Sub or Second Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of CBAH, First Merger Sub or Second Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

5.04 Litigation and Proceedings. There are no pending or, to the knowledge of CBAH, threatened, Actions and, to the knowledge of CBAH, there are no pending or threatened investigations, in each case, against CBAH, or otherwise affecting CBAH or its assets, including any condemnation or similar proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon CBAH which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

5.05 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions, CBAH and its Subsidiaries are, and since the date of incorporation of CBAH have been, in compliance in all material respects with all applicable Laws. Neither CBAH nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by CBAH or its Subsidiaries at any time since the date of incorporation of CBAH, which violation would reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

(b) Since the date of incorporation of CBAH, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions, (i) there has been no action taken by CBAH, its Subsidiaries, or, to the knowledge of CBAH, any officer, director, manager, employee, agent or representative of CBAH or its Subsidiaries, in each case, acting on behalf of CBAH or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither CBAH nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither CBAH nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither CBAH nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) Since the date of incorporation of CBAH, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions, (i) there has been no action taken by CBAH, its Subsidiaries, or, to the knowledge of CBAH, any officer, director, manager, employee, agent or representative of CBAH or its Subsidiaries, in each case, acting on behalf of CBAH or its Subsidiaries, in violation of any applicable International Trade Laws, (ii) neither CBAH nor its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither CBAH nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither CBAH nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

5.06 Employee Benefit Plans. Except as may be contemplated by the PubCo Omnibus Incentive Plan Proposal, neither CBAH, First Merger Sub, Second Merger Sub nor any of their respective Subsidiaries maintains, contributes to or has any obligation or liability, or would reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, any incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plan, policy, program, practice or arrangement, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which CBAH, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “CBAH Benefit Plans”), and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any compensatory payment (including in the nature of severance, unemployment compensation, “golden parachute” or bonus payments, or otherwise) becoming due to any current or former shareholder, director, officer or employee of CBAH, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries, (ii) result in the acceleration, vesting or creation of any rights of any such Person to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, (iii) limit the ability of CBAH, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries to terminate any CBAH Benefit Plans or (iv) result in any payment of any amount or benefit that could be, or has been, received by any current or former employee, officer, director or shareholder of CBAH who is a “disqualified individual” within the meaning of Section 280G of the Code to reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

5.07 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of CBAH, First Merger Sub or Second Merger Sub with respect to CBAH’s, First Merger Sub’s or Second Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, NYSE or NASDAQ (as applicable) and the filing and effectiveness of the First Certificate of Merger, Second Certificate of Merger and the PubCo Charter.

5.08 Financial Ability; Trust Account.

(a) Set forth on Schedule 5.08 is a true and accurate record, as of the date identified on Schedule 5.08, of the balance invested in a trust account at BofA Securities, Inc. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 10, 2020, by and between CBAH and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of CBAH and, to the knowledge of CBAH, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of CBAH, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the CBAH SEC Reports to be inaccurate or (ii) entitle any Person (other than any CBAH Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the CBAH Organizational Documents and CBAH’s final prospectus dated December 11, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. CBAH has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of CBAH, threatened with respect to the Trust Account. CBAH has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of CBAH to dissolve or liquidate pursuant to the CBAH Organizational Documents shall terminate, and, as of the First Effective Time, CBAH shall have no obligation whatsoever pursuant to the CBAH Organizational Documents to dissolve and liquidate the assets of CBAH by reason of the consummation of the transactions contemplated hereby. Following the First Effective Time, no CBAH Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such CBAH Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, CBAH has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to CBAH on the Closing Date.

(c) As of the date hereof, CBAH does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.09 Taxes.

(a) All material Tax Returns required by Law to be filed by CBAH have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All material amounts of Taxes shown due on any Tax Returns of CBAH and all other material amounts of Taxes owed by CBAH have been timely paid.

(c) CBAH has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) CBAH is not currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to any material amount of Taxes. CBAH has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written Claim has been made by any Governmental Authority in a jurisdiction where CBAH does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which Claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any Claim for, or the period for the collection or assessment or reassessment of, material Taxes of CBAH (other than in connection with extensions of time to file Tax Returns obtained in the ordinary course of business), and no written request for any such waiver or extension is currently pending.

(e) To the knowledge of CBAH, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(f) Other than the representations and warranties set forth in Section 5.06, this Section 5.09 contains the exclusive representations and warranties of CBAH with respect to Tax matters. Nothing in this Section 5.09 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

5.10 Brokers’ Fees. Except as described on Schedule 5.10, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement (including the Equity Financing) or as a result of the Closing, in each case, including based upon arrangements made by CBAH, First Merger Sub or Second Merger Sub or any of their respective Affiliates, including the Sponsor. True, correct and complete copies of the engagement letters or other agreements with the Persons set forth on Schedule 5.10 pursuant to which such brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) referred to in the immediately prior sentence is payable have been delivered to or made available to the Company.

5.11 CBAH SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) CBAH has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of incorporation of CBAH (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “CBAH SEC Reports”). None of the CBAH SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the CBAH SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of CBAH as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) CBAH has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to CBAH and other material information required to be disclosed by CBAH in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to CBAH’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting CBAH’s principal executive officer and principal financial officer to material information required to be included in CBAH’s periodic reports required under the Exchange Act.

(c) CBAH has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of CBAH’s financial reporting and the preparation of CBAH’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by CBAH to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of CBAH. CBAH has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither CBAH (including any employee thereof) nor CBAH’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by CBAH, (ii) any fraud, whether or not material, that involves CBAH’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by CBAH or (iii) any Claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the CBAH SEC Reports. To the knowledge of CBAH, none of the CBAH SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12 Business Activities; Absence of Changes.

(a) Since its incorporation, CBAH has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the CBAH Organizational Documents, there is no agreement, commitment or Governmental Order binding upon CBAH or to which CBAH is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of CBAH or any acquisition of property by CBAH or the conduct of business by CBAH as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

(b) Except for this Agreement and the Ancillary Agreements and the Transactions, CBAH does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, CBAH has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the Ancillary Agreements (including any agreements permitted by Section 7.02) and (ii) with respect to fees and expenses of CBAH’s legal, financial and other advisors, CBAH is not, and at no time has been, party to any Contract with any other Person that would require payments by CBAH in excess of $250,000 in the aggregate annually with respect to any individual Contract or $500,000 in the aggregate annually when taken together with all other Contracts.

(d) There is no liability, debt or obligation against CBAH or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on CBAH’s consolidated balance sheet as of March 31, 2021, or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to CBAH and its Subsidiaries, taken as a whole) or (ii) that have arisen since March 31, 2021, in the ordinary course of the operation of business of CBAH and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to CBAH and its Subsidiaries, taken as a whole).

(e) Since its organization, First Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in First Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon First Merger Sub or to which First Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of First Merger Sub or any acquisition of property by First Merger Sub or the conduct of business by First Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of First Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

(f) Since its organization, Second Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in Second Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Second Merger Sub or to which Second Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Second Merger Sub or any acquisition of property by Second Merger Sub or the conduct of business by Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

(g) Except for this Agreement and the Ancillary Agreements and the Transactions, neither First Merger Sub nor Second Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(h) Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the First Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(i) Since the date of CBAH’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to the CBAH or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions and (ii) CBAH and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the date of this Agreement (other than the formation of First Merger Sub and Second Merger Sub and actions incident to such formations).

5.13 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that none of CBAH, First Merger Sub and Second Merger Sub makes any representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to CBAH by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.14 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, CBAH, First Merger Sub and Second Merger Sub on behalf of themselves (and on behalf of their Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or Representatives) acknowledge and agree that CBAH, First Merger Sub and Second Merger Sub have made their own investigation of the Company and that they are relying only on that investigation and the specific representations and warranties set forth in this Agreement, and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such Persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the CBAH Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by CBAH or its representatives) or reviewed by CBAH, First Merger Sub and Second Merger Sub pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to CBAH or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in of this Agreement. Except as otherwise expressly set forth in this Agreement, CBAH understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.03(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.15 Capitalization.

(a) As of the date hereof, the authorized capital stock of CBAH consists of (i) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share, and (ii) 260,000,000 shares of CBAH Common Stock with a par value of $0.0001 per share, consisting of 250,000,000 shares of authorized CBAH Class A Common Stock, and 10,000,000 shares of authorized CBAH Class B Common Stock. Each CBAH Warrant entitles the holder thereof to purchase one (1) share of CBAH Class A Common Stock at an exercise price of $11.00 per share on the terms and conditions set forth in the applicable CBAH Warrant Agreement. As of July 9, 2021, (1) no shares of preferred stock of CBAH are issued and outstanding; (2) 40,250,000 shares of CBAH Class A Common Stock are issued and outstanding; (3) 2,012,500 shares of CBAH Class B Common Stock are issued and outstanding; and (4) CBAH has issued 17,429,167 CBAH Warrants, consisting of 10,062,500 Public Warrants and 7,366,667 Private Placement Warrants, of which 7,237,749 Private Placement Warrants are held by the Sponsor. All of the issued and outstanding shares of

CBAH Class A Common Stock and CBAH Warrants (including the shares of CBAH Class A Common Stock underlying the CBAH Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b) Except for this Agreement, the CBAH Warrants and the Subscription Agreements there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of CBAH Class A Common Stock or any other equity interests of CBAH, or any other Contracts to which CBAH is a party or by which CBAH is bound obligating (or in lieu of a cash payment, allowing) CBAH to issue or sell any shares of capital stock of, other equity interests in or debt securities of, CBAH, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in CBAH. Except as otherwise required by CBAH’s Organizational Documents in order to consummate the transactions contemplated hereby, there are no outstanding contractual obligations of CBAH to repurchase, redeem or otherwise acquire any securities or equity interests of CBAH. There are no outstanding bonds, debentures, notes or other indebtedness of CBAH having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which CBAH’s stockholders may vote. CBAH is not a party to any shareholders’ agreement, voting agreement or registration rights agreement relating to CBAH Class A Common Stock or any other equity interests of CBAH. CBAH does not own any capital stock or any other equity interests in any other Person (other than First Merger Sub and Second Merger Sub) or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. Other than the CBAH Class B Common Stock, there are no securities or instruments issued by or to which CBAH is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.

(c) As of the date hereof, the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding and beneficially held (and held of record) solely by CBAH as of the date of this Agreement. As of the date hereof, the authorized share capital of Second Merger Sub consists of 1,000 membership units, all of which are issued and outstanding and beneficially held (and held of record) solely by CBAH as of the date of this Agreement.

5.16 NYSE Stock Market Quotation. The CBAH Units, the Public Warrants and the issued and outstanding shares of CBAH Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbols “CBAH.U” (with respect to the CBAH Units), “CBAH” (with respect to the CBAH Class A Common Stock) and “CBAH WS” (with respect to the Public Warrants). CBAH is in compliance in all material respects with the rules of NYSE and there is no action or proceeding pending or, to the knowledge of CBAH, threatened against CBAH by NYSE, the Financial Industry Regulatory

Authority, Inc. or the SEC with respect to any intention by such entity to deregister the CBAH Units, the CBAH Class A Common Stock or the Public Warrants or terminate the listing of such on NYSE. None of CBAH or its Affiliates has taken any action in an attempt to terminate the registration of the CBAH Units, the CBAH Class A Common Stock or the Public Warrants under the Exchange Act.

5.17 Contracts; No Defaults.

(a) Schedule 5.17 contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and any other Contract that provides for a material financial payment obligation or material restriction on the ability to operate the business (in each case, other than confidentiality and non-disclosure agreements and this Agreement and the Ancillary Agreements) to which, as of the date of this Agreement, CBAH or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.17 have been delivered to or made available to the Company or its agents or representatives.

(b) Each Contract of a type required to be listed on Schedule 5.17, whether or not set forth on Schedule 5.17, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof on or prior to the Closing Date, with respect to any Contract of the type described in Section 5.17(a), whether or not set forth on Schedule 5.17, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of CBAH or its Subsidiaries party thereto and, to the knowledge of CBAH, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of CBAH, are enforceable by CBAH or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of CBAH, its Subsidiaries or, to the knowledge of CBAH, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2020, neither CBAH nor its Subsidiaries have received any written or, to the knowledge of CBAH, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of CBAH, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by CBAH or its Subsidiaries or, to the knowledge of CBAH, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2020, through the date hereof, neither CBAH nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.18 Title to Property. Neither CBAH nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.19 Investment Company Act. Neither CBAH nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20 Affiliate Agreements. Except for certain Ancillary Agreements, none of CBAH or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of CBAH or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “CBAH Affiliate Agreement”).

5.21 Sponsor Agreement. CBAH has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by CBAH. The Sponsor Agreement is a legal, valid and binding obligation of CBAH and, to the knowledge of CBAH, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of CBAH under any term or condition of the Sponsor Agreement.

5.22 Equity Financing. Schedule 5.21 sets forth a complete list of Subscription Agreements that CBAH has received and accepted from the Equity Investors as of the date hereof pursuant to which the Equity Investors have committed, subject solely to the terms and conditions thereof and expressly stated therein, to acquire CBAH Class A Common Stock immediately prior to the Closing. CBAH has delivered, or will deliver promptly after the execution and delivery of this Agreement and in any event no later than the end of the day following the date of this Agreement, to the Company true, complete and correct copies of the executed Subscription Agreements. Except as set forth in the Subscription Agreements, there are no conditions precedent to the obligations of the Equity Investors to provide the Equity Financing or any contingencies that would permit the Equity Investors to reduce the total amount of the Equity Financing. There are no other agreements, side letters or arrangements relating to the Equity Financing to which CBAH or any of its Affiliates is a party that could impose conditions to the funding of the Equity Financing, other than those set forth in the Subscription Agreements. CBAH does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Subscription Agreements at the time it is required to consummate the Closing hereunder. None of the executed Subscription Agreements have been modified, altered or amended, nor, to the knowledge of CBAH, is any such amendment, modification, withdrawal, termination or rescission currently contemplated or the subject of current discussions. None of the commitments under the executed Subscription Agreements have been withdrawn, terminated or rescinded prior to the date of this Agreement. The Subscription Agreements are (or shall be when executed) (as to CBAH and, to the knowledge of CBAH, the other parties thereto) valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, which would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of CBAH under the terms and conditions of the Subscription Agreements, other than any such default, breach or failure that has been irrevocably waived by the applicable Equity Investor or otherwise cured in a timely manner by CBAH to the satisfaction of such Equity

Investor. There are no commitment fees or other fees required to be paid pursuant to the terms of the Subscription Agreements.

5.23 Opinion of Financial Advisor. Duff & Phelps LLC has delivered to the CBAH Special Committee and the CBAH Board, on or prior to the date hereof, its opinion to the effect that, as of the date of such opinion, subject to the various assumptions and qualifications set forth therein, the transactions contemplated by this Agreement are fair, from a financial point of view, to CBAH.

5.24 No Additional Representations or Warranties. Except as otherwise expressly provided in this Article V (as modified by the CBAH Schedules and the CBAH SEC Reports), CBAH, First Merger Sub and Second Merger Sub expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of CBAH, First Merger Sub or Second Merger Sub or its respective assets, and each of CBAH, First Merger Sub and Second Merger Sub specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to its respective assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and the Company, Holdings and its respective Affiliates shall rely on their own examination and investigation thereof. None of CBAH’s, First Merger Sub’s and Second Merger Sub’s respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, Holdings or its respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, Holdings or its respective Affiliates.

ARTICLE VI

COVENANTS OF THE COMPANY AND HOLDINGS

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement (including in respect of the Reorganization) or any Ancillary Agreement, or as consented to by CBAH in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law or with respect to any COVID-19 Actions, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, joint venture partners, distributors, creditors, landlords and other business relations of the Company, and (ii) use commercially reasonable efforts to maintain all insurance policies of the Company or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement (including in respect of the Reorganization) or any Ancillary Agreement, as consented to by CBAH in writing (which consent shall not be unreasonably conditioned, withheld or delayed), as may be required by Law, or in connection with the Company arranging for debt financing to be available to the Company or any of its Subsidiaries in an amount sufficient to ensure that PubCo and the Company have funds available to pay in full the Company Preferred Stock Redemption together with any financing for any transaction that is not prohibited by Section 6.01(p) (which shall be permitted hereunder), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the certificate of incorporation or bylaws of the Company or any in any material respect the organizational documents of any Subsidiary of the Company;

(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders, (ii) make other payments to the stockholders of the Company, the equityholders of Holdings or APAM or any Affiliates thereof other than in the ordinary course of business or in accordance with the Blackstone Credit Facility, (iii) issue, sell or pledge or authorize the issuance, sale or pledge of additional equity interests of Holdings, APAM, the Company or any Subsidiary of the Company or any other securities in respect of, in lieu of, or in substitution for equity interests of Holdings, APAM, the Company or any Subsidiary of the Company outstanding or effect any recapitalization, reclassification, split or other change in its capitalization, (x) including, for the avoidance of doubt, any grant of any incentive equity interests to any Founder without the prior written consent of CBAH, which consent may be withheld in its sole discretion, or any grant of any other incentive equity interests to any other Person without the prior written consent of CBAH, which consent shall not be unreasonably withheld, and (y) excluding any issuance of additional authorized Company Preferred Stock to Blackstone, up to an aggregate (taken together with any then-outstanding Company Preferred Stock) amount equal to $350,000,000, to finance any transaction that is not prohibited by Section 6.01(p), or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c) enter into, amend or modify any material term of (in a manner adverse to the Acquired Companies), or terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which any Acquired Company is a party or by which it is bound, other than in each case of this clause (c), any entry into, amendments of, modifications of, terminations of, or waivers or releases under such agreements in the ordinary course of business;

(d) other than in the ordinary course of business, consistent with past practice: sell, assign, convey, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens and pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to be material), abandon, cancel, let lapse or convey or dispose of any assets, rights, properties or business of the Acquired Companies (including material Owned Intellectual Property), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $7,500,000 in the aggregate;

(e) except as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company in effect on the date of this Agreement, (i) (x) grant any increase in compensation, benefits or severance to any Founder, or (y) grant any increase in compensation, benefits or severance to any other employee, director or service provider of the Company for any such individual with an annual base compensation of greater than $500,000, other than ordinary course increases in base compensation consistent with past practice, (ii) except to the extent otherwise permitted pursuant to this Section 6.01(e), adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (iii) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the ordinary course of business, (iv) hire any employee of the Company or any other individual who is providing or will provide services to the Company other than any employee with an annual base salary of less than $500,000 or to replace terminated employees in the ordinary course of business, (v) adopt, enter into or materially amend Contracts with any consultants or natural person independent contractors that involve consideration of more than $2,500,000 in the aggregate or (vi) take any action to accelerate the vesting, payment or funding of any cash or equity-based compensation, payment or benefit other than as contemplated by this Agreement;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(g) other than in the ordinary course of business, consistent with past practice, and other than capital expenditures pursuant to any transaction that is not prohibited by Section 6.01(p): make any non-ordinary course capital expenditures (or commitment to make any non-ordinary course capital expenditures) that in the aggregate exceed $2,500,000;

(h) make, outside of the ordinary course of business, any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to directors, employees or officers of the Company in the ordinary course of business or as required under any provisions of the Company Certificate of Incorporation, the bylaws of the Company or any indemnification agreement to which the Company is a party, in each case as in effect as of the date hereof;

(i) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material amount of Taxes or settle or compromise any claim or assessment by a

Governmental Authority in respect of any material amount of Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes (excluding extensions in connection with filing Tax Returns), or enter into any Tax sharing or similar agreement with any other Person, other than any other Acquired Company (excluding any commercial contract not primarily related to Taxes);

(j) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) other than in the ordinary course of business, consistent with past practice, acquire any fee interest in real property;

(l) other than in the ordinary course of business, consistent with past practice (and provided that the Company shall have given reasonable prior written notice to CBAH thereof), enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $7,500,000 in the aggregate;

(n) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $10,000,000, other than (x) in connection with additional borrowings, extensions of credit and other financial accommodations from the existing lenders or under existing credit facilities, notes and other Indebtedness existing as of the date of this Agreement, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole) or (y) to finance any transaction that is not prohibited by Section 6.01(p); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);

(o) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 6.01(o) shall not restrict the Company from extending its business into new geographies);

(p) acquire by merger or consolidation with, or merge or consolidate with, or purchase any assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, in each case, that would require (i) an amendment or supplement to be filed to the Registration Statement or (ii) financial statements of a Person other than the Company or any of its Subsidiaries to be filed with the SEC under 17 CFR § 210.3-05;

(q) make any material change in financial accounting methods, principles or practices, except insofar as required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(r) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquired Companies and its assets, properties and businesses;

(s) incur any liability pursuant to, arising out of or otherwise in connection with the CARES Act or any other government-sponsored relief program relating to COVID-19;

(t) disclose any source code for any material Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof);

(u) make any material adverse change to any IT Systems or the Company’s policies with respect to Protected Data, except as required by applicable Law; or

(v) enter into any agreement or commit in writing to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary contained in this Section 6.01, the Company shall not be prohibited under this Section 6.01 from taking or failing to take any COVID-19 Actions and (i) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (ii) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (iii) no such COVID-19 Actions shall serve as a basis for CBAH to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided that in each case the Company shall provide notice to, and consult in good faith with, CBAH prior to taking or failing to take any such COVD-19 Actions, to the extent reasonably practicable.

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (y) would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the is bound, the Company shall afford to CBAH and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by CBAH or its Representatives, appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request, in each case, as to facilitate consummation of the Transactions. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by CBAH and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

6.03 No CBAH Common Stock Transactions. From and after the date of this Agreement until the Closing, except as otherwise contemplated by this Agreement, neither the Company nor Holdings shall engage in any transactions involving the securities of CBAH without the prior consent of CBAH.

6.04 No Claim Against the Trust Account. The Company acknowledges that CBAH is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read CBAH’s final prospectus, dated December 11, 2021, and other CBAH SEC Reports, the CBAH Organizational Documents, and the Trust Agreement and understands that CBAH has established the Trust Account described therein for the benefit of CBAH’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that CBAH’s sole assets consist of the cash proceeds of CBAH’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by December 15, 2022, or such later date as approved by the shareholders of CBAH to complete a Business Combination, CBAH will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and CBAH to collect from the Trust Account any monies that may be owed to them by CBAH or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.04 shall survive the termination of this Agreement for any reason.

6.05 Proxy Solicitation; Other Actions.

(a) As soon as practicable, but in any case prior to the initial filing of the Registration Statement with the SEC, the Company will have provided to CBAH, for inclusion in the Registration Statement, to be filed by CBAH on the date hereof, the audited financial statements, including balance sheets, statements of operations, statements of stockholders’ equity (deficit) and statements of cash flows as of and for the years ended December 31, 2019 and 2020, together with any other financial statements of the Company that are required to be included in the Registration Statement at the time of its initial filing pursuant to applicable SEC rules, in each case, prepared in accordance with GAAP and Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act and (y) in the case of the unaudited financial statements, subject to normal and recurring year-end adjustments and the absence of notes thereto). The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, CBAH and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with CBAH in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give CBAH prompt written notice of any action taken or not taken by the Company or of any development regarding any Acquired Company, in any such case which, to the knowledge of the Company, would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, CBAH and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by CBAH pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

6.06 Non-Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.06, from the date of this Agreement until the Closing or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company shall promptly (and in any event within one Business Day) notify, in writing, CBAH of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within two (2) Business Days) keep CBAH reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any of the

Company’s Representatives acting on the Company’s behalf shall be deemed to be a breach of this Section 6.06 by the Company.

(b) For purposes of this Section 6.06, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than CBAH, First Merger Sub, Second Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

6.07   Audited Financial Statements.  As soon as practicable following the date hereof, the Company shall provide CBAH with the PCAOB-compliant audited balance sheets of the Company as of December 31, 2020 and December 31, 2019, and the audited statements of operations, statements of stockholders’ equity (deficit) and statements of cash flows of the Company for the two (2) years ended December 31, 2020, together with the auditor’s reports thereon. Such financial statements will present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such financial statements in conformity with GAAP and will have been derived from the books and records of the Company (the “PCAOB Audit”).

6.08   Employee Agreements.  The Company shall use commercially reasonable efforts to cause all current employees to sign the Company’s form(s) of Confidential Information, Inventions and Proprietary Rights Agreement, in the form substantially the same as has been provided to CBAH, prior to Closing.

6.09   Certain Debt Financing Matters.  The Company shall also use commercially reasonable efforts prior to Closing to amend the Fifth Third Credit Facility and the Blackstone Credit Facility to have change of control provisions customary for a public company.

ARTICLE VII

COVENANTS OF CBAH

7.01 Subscription Agreements. Subject to the terms hereof, CBAH shall and shall cause its Affiliates to comply with its obligations, and enforce its rights, under the Subscription Agreements. CBAH shall give the Company prompt notice of any breach by any party to the Subscription Agreements of which CBAH has become aware or any termination (or alleged or purported termination) of the Subscription Agreements. CBAH shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Equity Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, or termination of, the Subscription Agreements entered into at or prior to the date hereof if such amendment, modification, waiver, remedy or termination (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Equity Financing , (iii) adds or imposes new conditions or amends the existing conditions to the consummation of the Equity Financing or (iv) is adverse to the interests of the Company or any stockholder of the Company, in each case, in any material respect. If any amendments are made to any Subscription Agreement, CBAH shall promptly notify the Company of such amendment. Notwithstanding the foregoing, failure to obtain the proceeds from the Equity Financing shall not relieve CBAH of its obligation to consummate the transactions contemplated by this Agreement, whether or not such Equity Financing is available. In the event that any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in each Subscription Agreement, regardless of the reason therefor, and such portion of the Equity Financing is required to fund the transactions contemplated by this Agreement on the Closing Date, CBAH will (i) as promptly as practicable following the occurrence of such event, use its commercially reasonable efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available Equity Financing and available cash of CBAH, to consummate the Transactions and to pay the Outstanding Company Expenses and Outstanding CBAH Expenses) on terms not less favorable in the aggregate to CBAH than those contained in each Subscription Agreement that the Alternative Financing would replace from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are more onerous to CBAH, the Company and the Company’s stockholders (in each case, in the aggregate) than the conditions set forth in each Subscription Agreement (as applicable) in effect as of the date of this Agreement and (ii) immediately notify the Company of such unavailability and the reason therefor. Upon receiving such notification, the Company will use its commercially reasonable efforts to assist CBAH in obtaining Alternative Financing.

7.02 Conduct of CBAH During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02 or as expressly contemplated by this Agreement or any Ancillary Agreement, as may be required by Law, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), CBAH shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the CBAH Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of CBAH Class A Common Stock required by the Offer, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CBAH;

(iii) make (outside of the ordinary course of business), revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material amount of Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of any material amount of Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of any material amount of Taxes (excluding extensions in connection with filing Tax Returns), or enter into any Tax sharing or similar agreement with any other Person (excluding any commercial contract not primarily related to Taxes);

(iv) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(v) enter into, renew or amend in any material respect, any CBAH Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted a CBAH Affiliate Agreement);

(vi) enter into, or amend or modify any material term of (in a manner adverse to CBAH or any of its Subsidiaries (including the Company), terminate (excluding any expiration in accordance with its terms)), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.18 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.18) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which CBAH or its Subsidiaries is a party or by which it is bound;

(vii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(ix) (A) other than pursuant to the Subscription Agreements in effect as of the date hereof or in accordance with Section 7.01, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, CBAH or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any CBAH Warrants outstanding on the date hereof, (B) other than pursuant to the Sponsor Agreement, amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to CBAH Warrants, including any amendment, modification or reduction of the warrant price set forth therein, (C) enter into any new Subscription Agreements or other agreements that contemplate Equity Financing other than in connection with Alternative Financing pursuant to Section 7.01 or (D) consummate the Equity Financing for gross proceeds in excess of $275,000,000 plus the Backstop Amount (including the Subscription Agreements existing as of the date of this Agreement) or on terms materially different than those contained in such Subscription Agreements;

(x) except as contemplated by the PubCo Omnibus Incentive Plan Proposal, (i) adopt or amend any CBAH Benefit Plan, or enter into any collective bargaining or similar agreement or any employment contract or individual consulting or independent contractor agreement or (ii) hire any employee of CBAH or its Subsidiaries or any other individual who is providing or will provide services to CBAH or its Subsidiaries;

(xi) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CBAH or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xii) make any capital expenditures outside of the ordinary course of business;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv) enter into any new line of business outside of the business currently conducted by CBAH and its Subsidiaries as of the date of this Agreement;

(xv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to CBAH and its Subsidiaries and their assets and properties; or

(xvii) enter into any agreement to do any action prohibited under this Section 7.02.

(b) During the Interim Period, CBAH shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the CBAH Organizational Documents, the Trust Agreement and all other agreements or Contracts to which CBAH or its Subsidiaries may be a party.

7.03 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), CBAH shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, and the funds received in the Equity Financing to be disbursed, for the following uses: (a) the redemption of any shares of CBAH Class A Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding CBAH Expenses pursuant to Section 3.07 and Section 11.05; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b), to be disbursed to PubCo, which may, to the extent necessary, use such funds in connection with payment of the Company Preferred Stock Redemption Price pursuant to Section 2.02.

7.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to CBAH or its Subsidiaries by third parties that may be in CBAH’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of CBAH would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which CBAH or any of its Subsidiaries is bound, CBAH shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of CBAH, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of CBAH that are in the possession of CBAH as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

7.05 CBAH Listing.

(a) From the date hereof through the Closing, CBAH shall use reasonable best efforts to ensure CBAH remains listed as a public company on, and for shares of CBAH Class A Common Stock to be listed on, NYSE or, with the consent of the Company, NASDAQ.

(b) CBAH shall use reasonable best efforts to cause PubCo’s Common Stock to be issued in connection with the Transactions to be approved for listing on NYSE or, with the consent of the Company, NASDAQ under the symbol “AMPS” as promptly as practicable following the issuance thereof, subject to official notice of issuance, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

7.06 CBAH Public Filings. From the date hereof through the Closing, CBAH will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.07 Section 16 Matters. Prior to the Closing, the CBAH Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of CBAH Class A Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any Person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of CBAH following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.08 Exclusivity. During the Interim Period, CBAH shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. CBAH shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

7.09 Written Consent of Merger Subs. CBAH shall promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, deliver its written consents, as the sole stockholder of First Merger Sub and sole member of Second Merger Sub, approving and adopting this Agreement and the Mergers pursuant to Section 228 of the DGCL and Section 18-404 of the DLLCA and in accordance with applicable law, the certificate of incorporation and bylaws of First Merger Sub, and the certificate of formation and operating agreement of Second Merger Sub, and CBAH shall promptly deliver to the Company evidence of such action taken by written consents.

7.10 Incentive Equity Plan. Prior to the Closing Date, CBAH shall approve, and subject to approval of the stockholders of CBAH, adopt, the PubCo Omnibus Incentive Plan and the PubCo Employee Stock Purchase Plan.

7.11 Obligations as an Emerging Growth Company and a Controlled Company. CBAH shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the

Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and to qualify, at the Second Effective Time, as a “controlled” company under the rules of NYSE or NASDAQ, as applicable; and (b) not take any action that would cause CBAH to not qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Second Effective Time, as a “controlled” company under the rules of NYSE or NASDAQ, as applicable.

ARTICLE VIII

JOINT COVENANTS

8.01 Support of Transaction. Subject to Section 7.08, without limiting any covenant contained herein, including the obligations of the Company and CBAH with respect to the notifications, filings, reaffirmations and applications described in Section 8.08, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, CBAH and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of CBAH, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall CBAH, First Merger Sub, Second Merger Sub or the Company be obligated to bear (and without the consent of CBAH the Company shall not agree to bear) any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Acquired Company is a party or otherwise in connection with the consummation of the Transactions.

8.02 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, CBAH, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Actions (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of CBAH, it or any of its Representatives (in their capacity as a representative of CBAH) or, in the case of the Company, it, its Subsidiaries or any of its Representatives (in their capacity as a representative of the Company). CBAH and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, subject to and without limiting the covenants and agreements, and the rights of the other party set forth in the immediately preceding sentence, CBAH shall control the negotiation, defense and settlement of any Transaction Litigation brought against CBAH or any of its Representatives and the Company shall control the negotiation, defense and settlement of any Transaction Litigation brought against the Company or any of its Representatives; provided, however, that prior to Closing in no event shall either party or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

8.03 Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.

(a) Promptly following the date hereof, but subject to the delivery of the PCAOB Audit, CBAH and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed by either CBAH or the Company, as applicable), and CBAH shall cause to be filed with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of PubCo’s Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of CBAH and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. CBAH acknowledges that the Company has furnished all information concerning the Company as may reasonably be requested by CBAH in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, CBAH will cause the Proxy Statement to be mailed to stockholders of CBAH.

(b) Each of CBAH and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If CBAH or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) CBAH, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. CBAH and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of CBAH Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the CBAH Organizational Documents. CBAH shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that CBAH receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) CBAH agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval and adoption of this Agreement and the transactions contemplated hereby (including the Mergers) (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo’s Common Stock in connection with the Transactions (including pursuant to the consummation of the Subscription Agreements) in accordance with this Agreement, in each case to the extent required by NYSE or NASDAQ, as applicable, listing rules (the “Stock Issuance Proposal”), (iv) approval of the PubCo Omnibus Incentive Plan and the PubCo Employee Stock Purchase Plan (collectively, the “PubCo Omnibus Incentive Plan Proposal”) and (v) approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (together with the Transaction Proposal, the Amendment Proposal, the PubCo Omnibus Incentive Plan Proposal and the Stock Issuance Proposal, the “Proposals”). The PubCo Omnibus Incentive Plan Proposal shall provide that (i) an aggregate number of shares of PubCo’s Class A Common Stock equal to 10% of the outstanding shares of PubCo’s Class A Common Stock as of Closing shall be reserved for issuance pursuant to the PubCo Omnibus Incentive Plan, subject to increases as provided therein, and (ii) the PubCo Employee Stock Purchase Plan will include an unallocated reserve to be determined by PubCo’s Board, subject to increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which CBAH shall propose to be acted on by CBAH’s stockholders at the Special Meeting.

(d) CBAH and the Company shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to CBAH’s stockholders and (iii) solicit proxies from the holders of CBAH Common Stock to vote in favor of each of the Proposals. CBAH shall, through the CBAH Board, recommend to its stockholders that they approve each of the Proposals (the “CBAH Board Recommendation”) and shall include the unqualified CBAH Board Recommendation in the Proxy Statement. The CBAH Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the CBAH Board Recommendation; provided that, in the event that the CBAH Board (or the CBAH Special Committee) determines a Material Adverse Effect has occurred with respect to the Company, or that an Intervening Event has occurred, the CBAH Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation to the extent that (i) after consultation with counsel, the CBAH Board (or the CBAH Special Committee) determines that a failure to make such a change would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law, (ii) CBAH promptly delivers to the Company a written notice advising the Company that the CBAH Board proposes to take such action and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event or Material Adverse Effect, (iii) until 5:00 pm on the third Business day following the date such notice was delivered, if requested by the Company, CBAH will engage in good faith negotiations to make adjustments to the terms of this Agreement so that the need to make such change in the CBAH Board Recommendation is obviated and (iv) following such time referred to in clause (iii) above, the CBAH Board and the CBAH Special Committee determines in good faith (after consultation with its counsel, and taking into account any modifications to this Agreement proposed by the Company prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Notwithstanding the foregoing provisions of this Section 8.03(d), if on a date for which the Special Meeting is scheduled, CBAH has not received proxies representing a sufficient number of shares of CBAH Common Stock to obtain the CBAH Stockholder Approvals, whether or not a quorum is present, CBAH shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

(e) As soon as practicable after the Registration Statement becomes effective, CBAH and the Company shall use reasonable best efforts to, as promptly as practicable, solicit written consents from the Company Stockholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. The Company will provide CBAH with copies of all stockholder consents it receives within one (1) Business Day of receipt of the Company Requisite Approval. If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.03(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal.

8.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, CBAH will join in the execution of any such Tax Returns.

(b) Tax Treatment. CBAH, First Merger Sub, Second Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. The parties hereto shall reasonably cooperate with each other and their respective counsel and other tax advisors to document and support the Intended Tax Treatment, including by providing customary representation letters in connection with any opinions with respect thereto. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination), cause all Tax Returns to be filed consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the CBAH Stockholder Approvals have been obtained, CBAH and the Company mutually determine in good faith that the Transactions that the Mergers are not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify.

(c) The Company, CBAH, First Merger Sub and Second Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) On or prior to the Closing Date, each Company Stockholder shall provide CBAH with a properly completed and duly executed U.S. Internal Revenue Service Form W-9.

(e) Tax Cooperation. Each party hereto shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by another party hereto (and at such party’s expense), in connection with the filing of relevant Tax Returns and any audit or tax proceeding.

8.05 Confidentiality; Publicity.

(a) CBAH acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which remain unaffected.

(b) None of CBAH, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or CBAH, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case CBAH or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by CBAH or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided further that, subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.07 Additional Insurance and Indemnity Matters.

(a) Prior to the Closing, CBAH and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE or NASDAQ, as applicable, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Second Merger Surviving Entity).

(b) From and after the First Effective Time, PubCo and the Second Merger Surviving Entity shall indemnify and hold harmless each present and former director or officer of the Company, or any other Person that may be a director or officer of the Company prior to the First Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.07, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 8.07). Without limiting the foregoing, PubCo shall, and shall cause the Second Merger Surviving Entity and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the First Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Second Merger Surviving Entity and their respective Subsidiaries to honor, each of the covenants in this Section 8.07.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on PubCo and the Second Merger Surviving Entity and all successors and assigns of PubCo and the Second Merger Surviving Entity. In the event that PubCo, the Second Merger Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Second Merger Surviving Entity shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Second Merger Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.07. The obligations of PubCo and the Second Merger Surviving Entity under this Section 8.07 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company, or other Person that may be a director or officer of the Company prior to the First Effective Time, to whom this Section 8.07 applies without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the bylaws of the Company, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 8.07 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 8.07.

8.08 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, each of CBAH and the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. Each of CBAH and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of CBAH and the Company shall substantially comply with any Information or Document Requests.

(b) Each of CBAH and the Company shall request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if applicable, and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Each of CBAH and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action reasonably required to complete lawfully the transactions contemplated by this Agreement as soon as reasonably practicable (but in any event prior to the Termination Date) and any and all action reasonably necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers. Without limiting the generality of the foregoing, each of CBAH and the Company shall, and shall cause its respective Subsidiaries (as applicable) to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided, that any such action contemplated by this Section 8.08(c) is conditioned upon the consummation of the Mergers. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.08 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, CBAH, CBAH’s Affiliates and investors, including the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, CBAH’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of CBAH’s Affiliates and investors including, the Sponsor or of any such investment fund or investment vehicle to take any action contemplated by this Section 8.08(c) in connection with (A) obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws or (B) avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein (in each case other than with respect to the Company and its Subsidiaries).

(d) Each of CBAH and the Company shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Authority or third party with respect to the Transactions, and promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, CBAH or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the Transactions, and each of CBAH and the Company shall permit counsel to such other party an opportunity to review in advance, and each of CBAH and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications, submissions, or filings, by CBAH or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement, and each of CBAH and the Company shall, subject to any restrictions under any Antitrust Law, furnish the other party with copies of all communications, filings, and submissions between it and/or its respective Affiliates, on the one hand, and any Governmental Authority or members of its staff on the other hand; provided that neither CBAH nor the Company shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Authority without the written consent of such other party. Each of CBAH and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in Person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.08 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or CBAH, as applicable, or other competitively sensitive material; provided, that each of CBAH and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.08 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.08 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and CBAH shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.

(e) CBAH, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f) Each of CBAH and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.08(f) shall not apply to or be binding upon CBAH’s Affiliates, the Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, CBAH’s Affiliates, the Sponsor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of CBAH’s Affiliates, the Sponsor or any such investment fund or investment vehicle.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties (other than the CBAH Unaffiliated Stockholder Approval, which may not be waived):

(a) HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Other Requisite Regulatory Approvals. All consents required to be obtained from or made with any Governmental Authority with respect to the Company, CBAH, First Merger Sub or Second Merger Sub to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) CBAH Stockholder Approvals. The CBAH Stockholder Approvals (including the CBAH Unaffiliated Stockholder Approval) shall have been obtained.

(e) Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(f) Listing. PubCo’s Common Stock to be issued in connection with the Transactions shall have been approved for listing on NYSE or, with the consent of the Company, NASDAQ, subject only to official notice of issuance thereof.

(g) Registration Statement. The Registration Statement shall have become effective and no stop-order suspending effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

9.02 Additional Conditions to Obligations of CBAH. The obligations of CBAH to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CBAH:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.06(a) (Capitalization), the last sentence of Section 4.08 (Indebtedness), Section 4.18(c) and Section 4.16 (Brokers’ Fees), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date.

(iii) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.02(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made

(except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects; provided that if any Company Stockholder fails to satisfy its obligations under Section 8.04(d), CBAH’s sole remedy will be to withhold pursuant to the provisions of Section 3.05.

(c) Officer’s Certificate. The Company shall have delivered to CBAH a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of CBAH, First Merger Sub and Second Merger Sub contained in this Agreement (other than the representations and warranties of CBAH, First Merger Sub and Second Merger Sub contained in Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ability of CBAH, First Merger Sub and Second Merger Sub to consummate the transactions contemplated by this Agreement.

(ii) The representations and warranties of CBAH, First Merger Sub and Second Merger Sub contained in Section 5.15 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies as of the date hereof and as of the Closing Date (immediately prior to the effectiveness of the PubCo Charter), as if made anew at and as of that time.

(b) Agreements and Covenants. Each of the covenants of CBAH to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. CBAH, First Merger Sub and Second Merger Sub shall have delivered to the Company a certificate signed by an officer of CBAH, dated the Closing

Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) PubCo Charter. The Certificate of Incorporation shall be amended and restated in the form of the PubCo Charter.

(e) Sponsor Agreement. The transactions contemplated by the Sponsor Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Agreement.

(f) Sponsor Subscription Agreement. The transactions contemplated by the Sponsor Subscription Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Subscription Agreement.

(g) Minimum Cash Condition. The aggregate cash available to PubCo at the Closing from the Trust Account and the Equity Financing (after giving effect to the redemption of any shares of CBAH Class A Common Stock in connection with the Offer and any backstop financing contemplated by the Sponsor Subscription Agreement, but before giving effect to the payment of the Outstanding CBAH Expenses, the payment of the Outstanding Company Expenses and the Company Preferred Stock Redemption) shall equal or exceed $425,000,000 (the “Required Minimum Cash”).

(h) Net Tangible Assets. CBAH shall not have redeemed shares of CBAH Class A Common Stock in the Offer in an amount that would cause CBAH to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) taking into account the proceeds of the Equity Financing.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and CBAH (with the prior approval of the CBAH Special Committee);

(b) prior to the Closing, by written notice to the Company from CBAH (with the prior approval of the CBAH Special Committee) if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (or any material breach of the Support Agreement), such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable, then such termination shall become effective only if the Terminating Company Breach is not cured within thirty (30) days (or any shorter period of the time that remains between the date CBAH provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from CBAH of such breach;

(ii) the Closing has not occurred on or before March 31, 2022 (such applicable date, the “Termination Date”); provided that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if the failure of CBAH, First Merger Sub or Second Merger Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if CBAH has materially breached its obligations under Section 7.05 and such breach was the primary cause of the Closing not occuring by the Termination Date; or

(iii) the consummation of the Mergers are permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation;

(c) prior to the Closing, by written notice to CBAH from the Company if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of CBAH, First Merger Sub or Second Merger Sub set forth in this Agreement (or any breach on the part of the Sponsor of Article I of the Sponsor Agreement), such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating CBAH Breach”), except that, if such Terminating CBAH Breach is curable, then such termination shall become effective only if the Terminating CBAH Breach is not cured within thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by CBAH of notice from the Company of such breach;

(ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(iii) the consummation of the Mergers are permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation;

(d) by written notice from either the Company or CBAH to the other if any of the CBAH Stockholder Approvals are not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e) by written notice from the Company if the written consents of CBAH, as the sole stockholder of First Merger Sub and as the sole member of Second Merger Sub, contemplated by Section 7.09, shall not have been delivered to the Company by the end of the day following the effective date of the Registration Statement; or

(f) by written notice from CBAH if the Company Requisite Approval is not obtained within five (5) Business Days of the date on which the Registration Statement becomes effective.

10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.05. The provisions of Sections 8.05, 10.02 and Article XI and (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by CBAH, First Merger Sub and Second Merger Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable law at any time prior to the Closing and before or after stockholder adoption of this Agreement, by action taken by its board of directors (in the case of the CBAH Board, with the prior approval of the CBAH Special Committee), or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors (or other body performing similar functions and, in the case of the CBAH Board, with the prior approval of the CBAH Special Committee) and without further action on the part of its stockholders to the extent permitted by applicable Law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to CBAH, First Merger Sub or Second Merger Sub, to:

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, 12th Floor

Dallas, TX 75201

Attention: Cash Smith

Email: Cash.Smith@cbre.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Mark D. Pflug

Ravi Purushotham

Email: mpflug@stblaw.com

rpurushotham@stblaw.com

(b)	If to the Company, to:

Altus Power, Inc.

102 Greenwich Avenue

Greenwich, CT 06830

Attention: Gregg Felton

Lars Norell

Email: gregg.felton@altuspower.com

lars.norell@altuspower.com

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl P. Marcellino

Email: carl.marcellino@ropesgray.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and CBAH (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.07 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

11.05 Expenses. Except as otherwise provided herein, including in Section 8.08(e) and Section 8.04(a), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that, upon and subject to the occurrence of the Closing, the Outstanding Company Expenses and Outstanding CBAH Expenses shall be paid or reimbursed from the working capital of the Second Merger Surviving Entity.

11.06 Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and that certain Confidentiality Agreement, dated March 8, 2021, between CBAH and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

11.10 Amendments. Subject to Section 11.01, this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. To the fullest extent permitted by applicable Law, the approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall only be brought in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13(a) shall not be required to provide any bond or other security in connection with any such injunction.

11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Named Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, CBAH, First Merger Sub or Second Merger Sub under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI.

11.16 Acknowledgments. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the CBAH, First Merger Sub and Second Merger Sub Representations constitute the sole and exclusive representations and warranties of CBAH, First Merger Sub and Second Merger Sub; (iv) except for the Company Representations by the Company, the CBAH, First Merger Sub and Second Merger Sub Representations by CBAH, First Merger Sub and Second Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates and its and their respective Representatives are not relying on and have not relied on, any representations or warranties in connection with the Transactions or otherwise except the Company Representations by the Company, the CBAH, First Merger Sub and Second Merger Sub Representations by CBAH, First Merger Sub and Second Merger Sub and the other representations expressly made by a Person in the Sponsor Agreement, the Support Agreement and the Investor Rights Agreement (each of which is being made solely by the Person expressly making such representation in the applicable Ancillary Agreement and not by any other Person).

11.17 Legal Representation. The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Simpson Thacher & Bartlett LLP may represent CBAH, Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (including following the Closing, the Acquired Companies), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of CBAH or other Company Waiving Parties, and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Simpson Thacher & Bartlett LLP provides legal services to CBAH or the Sponsor after the Closing Date.

[signature page follows]

IN WITNESS WHEREOF, CBAH, First Merger Sub, Second Merger Sub, Holdings, APAM and the Company have caused this Agreement to be executed and delivered as of the date first written above.

CBRE ACQUISITION HOLDINGS, INC.

By:	/s/ Cash J. Smith
Name: Cash J. Smith
Title: President, Chief Financial Officer and Secretary

CBAH MERGER SUB I, INC.

By:	/s/ Cash J. Smith
Name: Cash J. Smith
Title: President and Secretary

CBAH MERGER SUB II, LLC

By:	/s/ Cash J. Smith
Name: Cash J. Smith
Title: President and Secretary

[Signature Page to Business Combination Agreement]

ALTUS POWER AMERICA HOLDINGS, LLC

By:	/s/ Gregg Felton
Name: Gregg Felton
Title: President

APAM HOLDINGS, LLC

By:	/s/ Gregg Felton
Name: Gregg Felton
Title: Manager

ALTUS POWER, INC.

By:	/s/ Gregg Felton
Name: Gregg Felton
Title: Co-Founder and Co-Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

SECOND AMENDED AND RESTATED

BYLAWS OF ALTUS POWER, INC.

* * * * *

ARTICLE I

Offices

SECTION 1.01 Registered Office. The registered office and registered agent of Altus Power, Inc. (the “Corporation”) in the State of Delaware shall be as set forth in the Certificate of Incorporation (as defined below) from time to time. The Corporation may also have offices in such other places in the United States or elsewhere as the board of directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

Meetings of Stockholders

SECTION 2.01 Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, including by webcast, as described in Section 2.11 of these Second Amended and Restated Bylaws (these “Bylaws”) in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

SECTION 2.02 Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s third amended and restated certificate of incorporation as then in effect (as the same may be amended from time to time, the “Certificate of Incorporation”) and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors or the Chairman of the Board of Directors shall determine and state in the notice of such meeting. The Board of Directors may, in its sole discretion, determine that special meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the DGCL. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors or the Chairman of the Board of Directors.

SECTION 2.03 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the Investor Rights Agreement (as defined in the Certificate of Incorporation) (with respect to nominations of persons for election to the Board of Directors only), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of Article II of these Bylaws, (c) by or at the direction of the Board of Directors or any authorized committee thereof or (d) by any stockholder of the Corporation who is entitled to vote at the meeting, who, subject to paragraph (C)(4) of this Section 2.03, complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on [●]1); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation.

(3) A stockholder’s notice delivered pursuant to this Section 2.03 shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written

[1]	Note to Draft: To be the date that is one year before the date the Corporation expects to have its 2022 stockholder meeting.

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consent to being named in the Corporation’s proxy statement as a nominee of the stockholder and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(3) or paragraph (B) of this Section 2.03 of these Bylaws) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice

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shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the day prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior to the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors, nominations of persons for election to the Board of Directors to fill any vacancy or unfilled newly created directorship may be made at a special meeting of stockholders at which any proposal to fill any vacancy or unfilled newly created directorship is to be presented to the stockholders (1) as provided in the Investor Rights Agreement, (2) by or at the direction of the Board of Directors or any committee thereof or (3) by any stockholder of the Corporation who is entitled to vote at the meeting on such matters, who (subject to paragraph (C)(4) of this Section 2.03) complies with the notice procedures set forth in this Section 2.03 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to fill any vacancy or newly created directorship on the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 2.03 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(C) General. (1) Except as provided in paragraph (C)(4) of this Section 2.03, only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or the Investor Rights Agreement shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants and on shareholder approvals. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, the meeting of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(2) Whenever used in these Bylaws, (i) “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided that such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and

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regulations promulgated thereunder and (ii) “beneficial ownership” shall mean beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(d) and (B) of this Section 2.03), and compliance with paragraphs (A)(1)(d) and (B) of this Section 2.03 of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

(4) Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Investor Rights Agreement remains in effect with respect to the Blackstone Investor (as defined in the Investor Rights Agreement) or the Sponsor (as defined in the Investor Rights Agreement), the Blackstone Investor or the Sponsor (each, to the extent then subject to the Investor Rights Agreement), as the case may be, shall not be subject to the notice procedures set forth in paragraphs (A)(2), (A)(3) or (B) of this Section 2.03 with respect to any annual or special meeting of stockholders.

SECTION 2.04 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

SECTION 2.05 Quorum. Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action

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with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

SECTION 2.06 Voting. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

SECTION 2.07 Chairman of Meetings. The Chairman of the Board of Directors, if one is elected, or, in his or her absence or disability or refusal to act, a Chief Executive Officer of the Corporation (if such Chief Executive Officer is not also the Chairman of the Board of Directors), or in the absence, disability or refusal to act of the Chairman of the Board of Directors and any Chief Executive Officer, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.

SECTION 2.08 Secretary of Meetings. The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders. In the absence, disability or refusal to act of the Secretary, the chairman of the meeting shall appoint a person to act as Secretary at such meetings.

SECTION 2.09 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

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SECTION 2.10 Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall attend. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

SECTION 2.11 Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication,

provided that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 2.12 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of

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inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

SECTION 2.13 Delivery to the Corporation. Whenever Section 2.03 of this Article II requires one or more persons (including a record or beneficial owner of stock) other than any party to the Investor Rights Agreement to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation elects otherwise, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

ARTICLE III

Board of Directors

SECTION 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not, by the DGCL or the Certificate of Incorporation, directed or required to be exercised or done by the stockholders.

SECTION 3.02 Number and Term; Chairman. Subject to the Certificate of Incorporation, the number of directors shall be fixed in the manner provided in the Certificate of Incorporation. The term of each director shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect a Chairman of the Board, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board is not present at a meeting of the Board of Directors, a Chief Executive Officer (if such Chief Executive Officer is a director and is not also the Chairman of the Board) shall preside at such meeting, and, if no Chief Executive Officer is present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one (1) director to preside over such meeting.

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SECTION 3.03 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, a Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

SECTION 3.04 Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

SECTION 3.05 Vacancies and Newly Created Directorships. Except as otherwise provided by law and subject to the terms of the Investor Rights Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

SECTION 3.06 Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by a Chief Executive Officer of the Corporation, the President of the Corporation or the Chairman of the Board of Directors, and shall be called by a Chief Executive Officer, the President or the Secretary of the Corporation if directed by the Board of Directors and shall be at such places and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board of Directors. At least twenty-four (24) hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 3.07 Quorum, Voting and Adjournment. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

SECTION 3.08 Committees; Committee Rules. The Board of Directors may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each such committee shall be comprised of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have

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and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to: (a) approve, adopt, or recommend to the stockholders any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopt, amend or repeal any Bylaw of the Corporation. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

SECTION 3.09 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents, or electronic transmission or transmissions, shall be filed in the minutes of proceedings of the Board of Directors in accordance with applicable law. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.10 Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

SECTION 3.11 Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

SECTION 3.12    Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

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ARTICLE IV

Officers

SECTION 4.01 Number. The officers of the Corporation shall include one or more Chief Executive Officer and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect a President, one or more Vice Presidents, including one or more Executive Vice Presidents or Senior Vice Presidents, a Chief Financial Officer, a Chief Legal Officer, a Treasurer, one or more Assistant Treasurers, one or more Assistant Secretaries, one or more Assistant General Counsels and any other additional officers as the Board of Directors deems necessary or advisable, who shall hold their respective offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

SECTION 4.02 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

SECTION 4.03 Chief Executive Officer. Each Chief Executive Officer shall have general executive charge, management, and control of the business and affairs of the Corporation in the ordinary course of its business, with all such powers as may be reasonably incident to such responsibilities or that are delegated to him or her by the Board of Directors. If the Board of Directors has not elected a Chairman of the Board or in the absence, inability or refusal to act of such elected person to act as the Chairman of the Board, a Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairman of the Board, but only if such Chief Executive Officer is a director of the Corporation. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

SECTION 4.05 President. The President, if one is elected, shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

SECTION 4.06 Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him by a Chief Executive Officer or the Board of Directors.

SECTION 4.07 Chief Financial Officer. The Chief Financial Officer, if any is elected, shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Chief Financial Officer shall deposit

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all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Chief Financial Officer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Chief Financial Officer shall render to each Chief Executive Officer and the Board of Directors, upon their request, a report of the financial condition of the Corporation.

In addition, the Chief Financial Officer shall have such further powers and perform such other duties incident to the office of Chief Financial Officer as from time to time are assigned to him or her by a Chief Executive Officer or the Board of Directors.

SECTION 4.08 Chief Legal Officer. The Chief Legal Officer, if one is elected, shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

SECTION 4.09 Treasurer. The Treasurer, if one is elected, shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

SECTION 4.10 Secretary. The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required.

SECTION 4.11 Assistant Treasurers, Assistant Secretaries and Assistant General Counsels. Each Assistant Treasurer, each Assistant Secretary and each Assistant General Counsel, if any are elected, shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

SECTION 4.12 Contracts and Other Documents. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount. Except as provided in Section 2.13 of these Bylaws, any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to

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be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law.

SECTION 4.13 Ownership of Securities of Another Entity. Unless otherwise directed by the Board of Directors, a Chief Executive Officer, the President, a Vice President, the Chief Financial Officer, the Chief Legal Officer, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

SECTION 4.14 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

SECTION 4.15 Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.

SECTION 4.16 Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE V

Stock

SECTION 5.01 Shares With Certificates.

The shares of stock of the Corporation shall be uncertificated and shall not be represented by certificates, except to the extent as may be required by applicable law or as otherwise authorized by the Board of Directors.

If shares of stock of the Corporation shall be certificated, such certificates shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation (it being understood that each of any Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Chief Legal Officer, any Assistant General Counsel, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Corporation shall be an authorized officer for such purpose), certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation. With respect

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to all uncertificated shares, the name of the holder of record of such uncertificated shares represented, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

SECTION 5.02 Shares Without Certificates. So long as the Board of Directors chooses to issue shares of stock without certificates in accordance with Section 5.01, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted in accordance with applicable law.

SECTION 5.03 Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agent and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 5.04 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

SECTION 5.05 List of Stockholders Entitled To Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain

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access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

SECTION 5.06 Fixing Date for Determination of Stockholders of Record.

(A) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(C) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not

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precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 5.07 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

Notice and Waiver of Notice

SECTION 6.01 Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Other forms of notice shall be deemed given as provided in the DGCL. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 6.02 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

Indemnification

SECTION 7.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”),

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by reason of the fact that he or she is or was a director or an officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the fullest extent permitted by law), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Any reference to an officer of the Corporation in this Article VII shall be deemed to refer exclusively to the Chairman of the Board of Directors, any Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer, Treasurer, and Secretary of the Corporation appointed pursuant to Article IV of these Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer, Assistant General Counsel or other officer of the Corporation appointed by the Board of Directors pursuant to Article IV of these Bylaws, including, without limitation, any “executive officer” or “Section 16 officer,” and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VII.

SECTION 7.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the reasonable expenses (including attorney’s fees) incurred by the indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03) (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which

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service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of a signed, written undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 7.01 and 7.02 or otherwise. Notwithstanding the foregoing, the Corporation shall have no obligation to make any payment provided in this Section 7.02 in the event the Board of Directors determines, in good faith, that the indemnitee seeking advancement of expenses has engaged in fraud or criminal conduct relating to the subject matter of the proceeding in which the indemnitee is seeking advancement of expenses.

SECTION 7.03 Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or 7.02 is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation or (ii) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

SECTION 7.04 Indemnification Not Exclusive.

(A) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any

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right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(B) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation and as a director, officer, employee or agent of one or more of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.04(B) of Article VII, entitled to enforce this Section 7.04(B) of Article VII.

For purposes of this Section 7.04(B) of Article VII, the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

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SECTION 7.05 Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

SECTION 7.06 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SECTION 7.07 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 7.08 Assumption of Defense. Promptly after receipt by an indemnitee of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, the indemnitee will, if a claim in respect thereof is to be made against the Corporation, promptly notify the Corporation in writing of the same. With respect to any action, suit or proceeding of which the Corporation is so notified, the Corporation shall, subject to the last two sentences of this Section 7.08, be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to the indemnitee, upon the delivery to the indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to the indemnitee under these Bylaws for any subsequently incurred fees of separate counsel engaged by the indemnitee with respect to the same action, suit or proceeding unless the employment of separate counsel by the indemnitee has been previously authorized in writing by the Corporation, which authorization will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Corporation setting forth the basis for such conclusion) that, in the conduct of any such defense, there is an actual or potential conflict of interest or position (other than such potential conflicts that are objectively immaterial or remote) between the Corporation and the indemnitee with respect to a significant issue, then the Corporation will not be entitled, without the written consent of the indemnitee, to assume such defense. In addition, the Corporation will not be entitled, without the written consent of the indemnitee, to assume the defense of any claim brought by or in the right of the Corporation.

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ARTICLE VIII

Miscellaneous

SECTION 8.01 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 8.02 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer, Treasurer, or by an Assistant Secretary or Assistant Treasurer.

SECTION 8.03 Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

SECTION 8.04 Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

SECTION 8.05 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE IX

Amendments

SECTION 9.01 Amendments. The Board of Directors is authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), these Bylaws or applicable law, the affirmative vote of the holders of more than 50% in voting power of all the then-outstanding shares of Class A Common Stock (as defined in the Certificate of Incorporation) of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to amend, alter, rescind, change, add or repeal, in whole or in part,

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any provision of these Bylaws (including, without limitation, this Section 9.01) or to adopt any provision inconsistent herewith.

[Remainder of page intentionally left blank]

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Exhibit B

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALTUS POWER, INC.

* * * * *

The present name of the corporation is Altus Power, Inc. (the “Corporation”). The Corporation was incorporated under the name “CBRE Acquisition Holdings, Inc.” by the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 13, 2020. This Third Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is: Altus Power, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Registered Agent Solutions, Inc., 9 E Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901. The name of the registered agent of the Corporation in the State of Delaware at such address is Registered Agent Solutions, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is one billion (1,000,000,000), which shall be divided into three classes as follows:

(i) nine hundred eighty-eight million five hundred ninety-one thousand two hundred fifty (988,591,250) shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”);

(ii) one million four hundred eight thousand seven hundred fifty (1,408,750) shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and

(iii) ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

I. Capital Stock.

A. The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. Each holder of record of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of each series of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock, as applicable, if the holders of such affected series of Preferred Stock or other series of Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C. Except as otherwise required by law, holders of any shares of Class B Common Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation.

D. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

E. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the

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Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

F. Upon the dissolution, liquidation or winding up of the Corporation, the provisions of Section II.D of this Article IV shall be deemed to apply with respect to the shares of Class B Common Stock then outstanding, whether or not such dissolution, liquidation or winding up of the Corporation constitutes a Change of Control hereunder, and after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

G. The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the Class A Common Stock or Preferred Stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Class A Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). In addition to any vote required by applicable law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), a vote of the holders of Class B Common Stock voting separately as a class shall be required to increase the number of authorized shares of Class B Common Stock.

H. Subject to applicable law, the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of any outstanding class of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

I. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

II. Class B Common Stock.

A. On the last day of each Measurement Period (as defined below) (and, with respect to any Measurement Period in which the Corporation shall have a Change of Control (as defined

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below) or in which the Corporation shall liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such Measurement Period), 201,250 shares of Class B Common Stock shall automatically convert, subject to adjustment as described herein, into shares of Class A Common Stock (the “Conversion Shares”), as follows:

1. if the sum (such sum, the “Total Return”) of (i) the VWAP of the outstanding shares of Class A Common Stock for the final fiscal quarter in such Measurement Period and (ii) the amount per share of any dividends or distributions paid or payable to holders of the outstanding shares of Class A Common Stock, the record date for which is on or prior to the last day of the Measurement Period, does not exceed the Price Threshold (as defined below), the number of Conversion Shares for such Measurement Period shall be [2,013] shares of Class A Common Stock;

2. if the Total Return exceeds the Price Threshold but does not exceed an amount equal to 130% of the Price Threshold, then subject to the Conversion Cap (as defined below) the number of Conversion Shares for such Measurement Period shall be equal to 20% of the difference between (a) the Total Return and (b) the Price Threshold multiplied by (I) [•]1 shares of Class A Common Stock (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions after [date of closing]), (the “Applicable Closing Share Count”), divided by (II) the Total Return; and

3. if the Total Return exceeds an amount equal to 130% of the Price Threshold, then subject to the Conversion Cap (as defined below) the number of Conversion Shares for such Measurement Period shall be equal to the sum of:

(a) 20% of the difference between (I) an amount equal to 130% of the Price Threshold and (II) the Price Threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return; plus

(b) 30% of the difference between (I) the Total Return and (II) an amount equal to 130% of the Price Threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return.

4. Notwithstanding paragraphs 2 and 3 immediately above, in no event shall the number of Conversion Shares for any such Measurement Period be less than 2,013 shares of Class A Common Stock. If the provisions set forth in paragraphs 2 and 3 immediately above result in the number of Conversion Shares for any such

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Note to Draft: to be equal to 40,250,000 (the number of shares of Class A Common Stock issued in the IPO – if applicable, adjusted for splits and similar events that occur prior to closing of initial business combination) plus 27,500,000 (the number of shares of Class A Common Stock issued in the PIPE) minus the number of public shares of Class A Common Stock redeemed in connection with the closing of the Initial Business Combination. Intentionally excludes: (i) shares of Class A Common Stock issued as merger consideration, (ii) shares of Class A Common Stock underlying outstanding shares of Class B Common Stock and (iii) shares of Class A Common Stock underlying the public warrants and private placement warrants.

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Measurement Period being less than 2,013 shares of Class A Common Stock, then the number of Conversion Shares for such Measurement Period shall be equal to 2,013 shares of Class A Common Stock.

B. Each conversion of Class B Common Stock shall apply to the holders of Class B Common Stock on a pro rata basis on the basis of the amounts of such Class B Common Stock held by such holders. If, upon conversion of any Class B Common Stock, a holder would be entitled to receive a fractional interest in a share of Class A Common Stock, the Corporation shall round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to such holder.

C. The Conversion Shares shall be delivered to the holders of shares of Class B Common Stock no later than the tenth day following the last day of each applicable Measurement Period and the converted shares of Class B Common Stock shall be cancelled for no additional consideration. The Conversion Shares shall be delivered no later than 10:00 a.m., New York City time, on the date of issuance. The Corporation shall be required to publicly announce the number of Conversion Shares to be issued no less than two business days prior to issuance.

D. Change of Control. Upon a Change of Control, for the Measurement Period in which the Change of Control occurs, 201,250 shares of Class B Common Stock shall automatically convert into Conversion Shares (on the business day immediately prior to such event), as follows:

1. if, prior to the date of such Change of Control, the Class B Common Stock shall have already cumulatively converted into a number of shares of Class A Common Stock equal in the aggregate to at least 5% of the Applicable Closing Share Count (the “5% Threshold Amount”), the number of Conversion Shares shall equal the greater of (i) 2,013 shares of Class A Common Stock and (ii) subject to the Conversion Cap, the number of shares of Class A Common Stock that would be issuable based on the excess of the Total Return above the Price Threshold pursuant to Section II.A of this Article IV with such Total Return calculated based on (a) the cash purchase price of the outstanding shares of Class A Common Stock or (b) if the purchase price for the Class A Common Stock in such Change of Control is not all cash, the deemed value received in such Change of Control per share of Class A Common Stock, which shall be the amount of cash payable or distributable per share of Class A Common Stock plus the Fair Market Value of any non-cash consideration or distribution, payable or distributable, per share of Class A Common Stock, and if the holders of shares of Class A Common Stock are able to elect among different types or proportions of consideration or distributions, the amount of cash and other types of consideration or distributions in such Change of Control payable or distributable per share of Class A Common Stock shall be deemed the weighted-average amount of cash and other types of consideration or distributions actually paid or distributed to holders of Class A Common Stock (where the Fair Market Value of any such non-cash consideration or distribution is the fair market value of such non-cash consideration or distribution at the time of signing of the definitive transaction agreement effecting such Change of Control, as determined by the Board of Directors in good faith based upon the opinion of an accounting, appraisal, investment banking firm or consultant of nationally

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recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged (an “Independent Financial Advisor”)), rather than the VWAP for the final fiscal quarter in the relevant Measurement Period;

2. if, prior to the date of the Change of Control, the Class B Common Stock shall have not already cumulatively converted into a number of shares of Class A Common Stock equal in the aggregate to at least the 5% Threshold Amount, subject to the Conversion Cap, the number of Conversion Shares shall equal the greater of (i) the 5% Threshold Amount less any shares of Class A Common Stock previously issued upon conversion of Class B Common Stock and (ii) the number of shares that would be issuable based on the excess of the Total Return above the Price Threshold pursuant to Section II.A of this Article IV with the Total Return calculated based on (a) the cash purchase price of the Class A Common Stock or (b) if the purchase price for the Class A Common Stock in such Change of Control is not all cash, the deemed value received in such Change of Control per share of Class A Common Stock, which shall be the amount of cash payable or distributable per share of Class A Common Stock plus the Fair Market Value of any non-cash consideration or distributions, payable or distributable, per share of Class A Common Stock, and if the holders of shares of Class A Common Stock are able to elect among different types or proportions of consideration or distributions, the amount of cash and other types of consideration or distributions in such Change of Control payable or distributable per share of Class A Common Stock shall be deemed the weighted-average amount of cash and other types of consideration or distributions actually paid to holders of Class A Common Stock (where the Fair Market Value of any such non-cash consideration or distribution is the fair market value of such non-cash consideration or distribution at the time of signing of the definitive transaction agreement effecting such Change of Control, as determined by the Board of Directors in good faith based upon an opinion of an Independent Financial Advisor), rather than the VWAP for the final fiscal quarter in the relevant Measurement Period;

3. to the extent any tranches of 201,250 shares of Class B Common Stock remain outstanding, all remaining tranches of 201,250 shares of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock.

E. Notwithstanding anything contained herein to the contrary, (i) the aggregate number of Conversion Shares shall be no greater than [•]2 (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions after [date of closing of the Initial Business Combination] (together, the “Conversion Cap”), and all remaining shares of Class B Common Stock that cannot be converted into shares of Class A Common Stock as a result of the Conversion

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Note to Draft: To be 8.5% of the total number of issued and outstanding shares of Class A common stock on the closing date of the Initial Business Combination (including shares issued in the merger to Altus shareholders, shares issued in the PIPE, and shares issued in the Corporation’s IPO less any shares redeemed by public stockholders); provided that if the Backstop Amount is greater than $100,000,000, the 8.5% of the foregoing formula shall be replaced with 9.5%.

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Cap being met shall collectively convert into one (1) Conversion Share (the “Remainder Conversion”).

F. Certain Definitions. Solely for purposes of Section II of this Article IV, references to:

1. “Change of Control” means the occurrence of any one of the following: (A) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, any of its wholly owned subsidiaries and the Corporation’s and its wholly-owned subsidiaries’ respective employee benefit plans, (1) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock and (2) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (1) of this paragraph has occurred; provided, however, that a “person” or “group” shall not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (B) the consummation of (1) any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of the outstanding shares of Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (2) any share exchange, consolidation or merger of the Corporation pursuant to which all of the outstanding shares of Class A Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof); or (3) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the Corporation’s or its consolidated assets, taken as a whole, to any person or entity (other than one of the Corporation’s wholly owned subsidiaries, and other than a pledge or hypothecation of assets (but not foreclosure in respect thereof)); provided, however, that a transaction described in clauses (1) or (2) in which the holders of all classes of the Corporation’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be deemed to be a Change of Control pursuant to this clause (B); (C) the Corporation’s stockholders approve any plan or proposal for the Corporation’s liquidation or dissolution (other than a liquidation or dissolution that shall occur contemporaneously with a transaction described in clause (B)(2) or (B)(3) above); or (D) shares of the Class A Common Stock cease to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (A) or (B) above shall not constitute a Change of Control, if at least 90% of the consideration received or to be received by the holders of shares of the Common Stock, excluding

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cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or shall be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests into which shares of the Class B Common Stock convert.

2. “Measurement Period” means (i) the period beginning on [insert date of closing of initial business combination] and ending with, and including, [insert date of end of the first fiscal quarter following the end of the fiscal year in which the initial business combination closes] and (ii) each of the six successive four-fiscal-quarter periods.

3. “Price Threshold” shall initially equal $10.00 for the first Measurement Period and shall thereafter be adjusted at the beginning of each subsequent Measurement Period to be equal to the greater of (i) the Price Threshold for the immediately preceding Measurement Period and (ii) the VWAP for the final fiscal quarter of the immediately preceding Measurement Period (in each case of clause (i) and (ii), as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions).

4. “VWAP” per share of the Corporation’s Class A Common Stock on any trading day means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of Class A Common Stock on such trading day determined, using a volume weighted average method, by an Independent Financial Advisor retained for such purpose by the Corporation). “VWAP” for any period means the volume-weighted average of the respective VWAPs for the trading days in such period.

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, and in addition to any vote required by applicable law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), any amendment, alteration, repeal or rescission, in whole or in part, of the following provisions in this Certificate of Incorporation (or the adoption of any provision inconsistent therewith or herewith) shall require the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Class A

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Common Stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII and Article IX.

B. The Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, and in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or by applicable law, the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to amend, alter, rescind, change, add or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock, voting separately as a series or together with one or more such other series, as the case may be, to elect additional directors (any such directors, the “Preferred Directors”), the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors subject to the requirements of the Investor Rights Agreement, dated as of July 12, 2021, by and among the Corporation and certain other parties named therein (as amended, modified, restated or supplemented from time to time, the “Investor Rights Agreement”). The directors (other than any Preferred Directors or the Class B Director) shall be initially divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following [•], 2021 (the “Specified Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Specified Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Specified Date. Directors of each class shall hold office until the annual meeting at which their term expires and until their successor shall be elected and qualified, or their earlier death, resignation, retirement, disqualification or removal from office. Commencing with the first annual meeting following the Specified Date, the directors of the class to be elected at each annual meeting of stockholders shall be elected for a three year term. If the total number of directors divided into classes is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall

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a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which their term expires and until their successor shall be elected and qualified, or their earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the total number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders). In no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen (or, if the Board of Directors is not then divided into classes, the next annual meeting of stockholders) and until such director’s successor shall be elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.

C. Any director may be removed for cause only by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director’s earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such capital stock, the terms of office of all such additional directors elected by the holders of such capital stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly. Any Preferred Director may be removed from office in the manner provided pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) and applicable law.

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F. Notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws, for so long as any shares of Class B Common Stock are outstanding, (i) the holders of a majority of the then outstanding shares of Class B Common Stock shall have, at each annual meeting of the Company’s stockholders (or any other meeting at which directors are being elected to the Board), the exclusive right, voting separately as a class, to elect one director to the Board of Directors (the “Class B Director”), irrespective of whether the Board of Directors has nominated such person to serve as a director, (ii) the Class B Director may be removed without cause only by the holders of a majority of the then outstanding shares of Class B Common Stock, and upon such removal the Class B Director seat shall be vacant until filled by the holders of a majority of the then outstanding Class B Common Stock, and (iii) in the event of the death, disability, resignation or removal of any Class B Director (including a removal for cause), the Class B Director seat shall remain vacant until filled by the holders of a majority of the then outstanding shares of Class B Common Stock. Upon the conversion of all issued and outstanding shares of Class B Common Stock into Conversion Shares, the position of Class B Director shall cease to exist, provided that the person that is the Class B Director at the time of such conversion shall have the right to continue to serve on the Board until the next annual meeting of stockholders of the Company (subject to removal for cause and the rights of the Sponsor (as defined in the Investor Rights Agreement) to remove or replace such director pursuant to the Investor Rights Agreement).

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation with respect to acts or omissions occurring prior to the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of stockholders in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock; provided, further, that any action required or permitted to be taken by the holders of shares of Class B Common Stock (including the election or removal of the Class B Director or the filling of any vacancy of the Class B Director seat),

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voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote.

B. Except as otherwise required by law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), for so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, (i) amend, alter or repeal any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock or (ii) issue any shares of Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

C. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors.

D. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined below), and any stockholder of the Corporation that has the right to appoint a director under the Investor Rights Agreement and such stockholder’s Affiliates, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap

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with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Non-Employee Directors or their respective Affiliates, or any stockholder of the Corporation that has the right to appoint a director under the Investor Rights Agreement or such stockholder’s Affiliates, and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both such person’s director and officer capacities) or such person’s Affiliates, or any stockholder of the Corporation that has the right to appoint a director under the Investor Rights Agreement or such stockholder’s Affiliates (the Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of this Article IX. Subject to said Section C of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself, or any of its or their Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation) if such opportunity is expressly offered to such person solely in their capacity as a director or officer of the Corporation (and is not offered or made known to such person in any other capacity), and the provisions of Section B of this Article IX shall not apply to any such corporate opportunity with respect to such person.

D. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

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E. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of any stockholder of the Corporation, any Person that, directly or indirectly, controls, is controlled by or is under common control with such stockholder, including any fund, account or investment vehicle (including any parallel fund, alternative investment vehicle, or co-investment vehicle relating to any such fund, account, or investment vehicle) controlled, managed, advised or sub-advised by an affiliate of such stockholder (other than the Corporation and any entity that is controlled by the Corporation) or any partner, member, director, stockholder, employee or agent of any such stockholder or Affiliate (other than any employee of the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

G. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-laws or applicable law.

ARTICLE X

MISCELLANEOUS

(A) If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any section or paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

(B) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be

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amended and/or restated from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and provided consent to the provisions of this Article X(B).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Altus Power, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on the day first written above.

ALTUS POWER, INC.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Certificate of Incorporation]

Exhibit C

SECOND AMENDED AND RESTATED

BYLAWS

OF

ALTUS POWER, INC.

(a Delaware corporation)

ARTICLE I

Stockholders

SECTION 1. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) shall determine.

SECTION 2. Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of the issued and outstanding shares of the capital stock of Altus Power, Inc. (the “Corporation”) entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

SECTION 3. Notice of Meetings. Written notice of all meetings of the stockholders, stating the place, date and hour of the meeting and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than ten (10) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

SECTION 4. Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 5. Quorum. Except as otherwise provided by law or the Corporation’s Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

SECTION 6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 7. Voting; Proxies; Required Vote.

(a) At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact, and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes cast there shall elect. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by a majority of the votes cast.

(b) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of a number of the issued and outstanding shares of capital stock of the Corporation representing the number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 8. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting

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may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II

Board of Directors

SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

SECTION 2. Qualification; Number; Term; Remuneration.

(a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board shall be between one (1) and ten (10), the exact number fixed from time to time by affirmative vote of a majority of the Directors then in office, but with an initial number of two (2). The use of the phrase “entire Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c) Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and

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place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 4. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

SECTION 5. Action by Communications Equipment. Members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 6. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

SECTION 8. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President or by a majority of the directors then in office.

SECTION 9. Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least two days before the special meeting, or by telegraphing or telephoning the same or by delivering the same personally not later than the day before the day of the meeting. Notice of any meeting of the Board need not be given to any director, however, if waived by him in writing whether before or after such meeting be held, or if he shall be present at such meeting, and any meeting of the Board shall be a legal meeting without any notice thereof having been given, if all the directors then in office shall be present thereat.

SECTION 10. Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

SECTION 11. Resignation. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors

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may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

SECTION 12. Vacancies. Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

SECTION 13. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

Committees

SECTION 1. Appointment. From time to time the Board of Directors, by a resolution adopted by a majority of the entire Board, may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

SECTION 2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

SECTION 3. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

SECTION 4. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

Officers

SECTION 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by

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election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer, a Chief Financial Officer and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President.

SECTION 2. Term of Office and Remuneration. The term of office of all officers shall be one year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board.

SECTION 4. Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 5. President and Chief Executive Officer. The President shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

SECTION 6. Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

SECTION 7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

SECTION 8. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

SECTION 9. Chief Financial Officer. The Chief Financial Officer shall in general have all the duties incident to the office of Chief Financial Officer and such other duties as may be assigned by the Board of Directors or the President.

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SECTION 10. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

ARTICLE V

Books and Records

SECTION 1. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases) provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders in accordance with applicable law, (ii) can record the information as specified by applicable law, and (iii) record transfers of stock as governed by applicable law.

SECTION 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

SECTION 3. Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the

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Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this chapter, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

Certificates Representing Stock

SECTION 1. Certificates; Signatures. The shares of the Corporation shall not be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, or by the Chief Financial Officer of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

SECTION 2. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

SECTION 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or

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the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

SECTION 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE VII

Dividends

Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VIII

Ratification

Any transaction, questioned in any law suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

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ARTICLE IX

Corporate Seal

The Corporation shall have no corporate seal.

ARTICLE X

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

ARTICLE XI

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE XII

Bank Accounts, Drafts, Contracts, Etc.

SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the Chief Financial Officer or any person designated by said Chief Financial Officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said Chief Financial Officer, or other person so designated by the Treasurer.

SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

SECTION 3. Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so

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authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4. Financial Reports. The Board of Directors may appoint the Chief Financial Officer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XIII

Indemnification

To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the Corporation or by reason of the fact that he or she is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XIV

Amendments

The Board of Directors shall have power to adopt, amend or repeal Bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

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Exhibit D

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTUS POWER, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Altus Power, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent whose office address will be the same as the registered office is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value per share of $0.01.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. Any amendment, repeal or modification of this ARTICLE SEVENTH shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification. If the DGCL is amended after the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

*    *    *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this ____ day of ________.

ALTUS POWER, INC.

By:
Name:
Title:

[Signature Page – Altus Power, Inc. – Amended and Restated Certificate of Incorporation]

Exhibit E

[ALTUS POWER, INC.]

2021 OMNIBUS INCENTIVE PLAN

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards.

3. ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, (i) to administer and interpret the Plan and any Awards; (ii) to determine eligibility for and grant Awards; (iii) to determine the exercise price or the base value from which appreciation is measured, or the purchase price, if any, applicable to any Award; (iv) to determine, modify, accelerate or waive the terms and conditions of any Award; (v) to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or other property); (vi) to prescribe forms, rules and procedures relating to the Plan and Awards; and (vii) otherwise to do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4. LIMITS ON AWARDS UNDER THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 8.2, the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is [•]1 shares (the “Initial Share Pool”). The Initial Share Pool will automatically increase on January 1 of each year from 2022 to 2031 by the lesser of (i) five percent (5%) of the number of shares of Stock outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of shares of Stock determined by the Board prior to such date for such year (the Initial Share Pool as it may be so increased, the “Share Pool”). Up to [•]2 shares of Stock from the Share Pool may be delivered in satisfaction of ISOs, but nothing in this Section 4.1 will be construed as requiring that any, or any fixed number of, ISOs is awarded under the Plan. For purposes of this Section 4.1, shares of Stock will not be treated as delivered under the Plan, and will not reduce the Share Pool, unless and until they are actually delivered to a Participant. Without limiting the generality of the foregoing, the number of shares of Stock delivered in satisfaction of Awards will be determined (i) by excluding shares of Stock withheld by the Company in payment of the exercise price or purchase price of any Award or in satisfaction of tax withholding

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Note to Draft: Initial Share Pool to equal approximately ten percent (10%) of the number of shares of Stock outstanding immediately following the merger on a fully diluted basis, excluding, for the avoidance of doubt, any shares of Stock into which shares of Class B Common Stock are or may be convertible.

[2]	Note to Draft: To include number equal to the Initial Share Pool.

requirements with respect to any Award; (ii) by including only the number of shares of Stock delivered in settlement of a SAR any portion of which is settled in Stock; and (iii) by excluding any shares of Stock underlying Awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock. For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4.1 will be construed to comply with Section 422.

4.2 Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock delivered in respect of Substitute Awards will be in addition to and will not reduce the Share Pool. Notwithstanding the foregoing or anything in Section 4.1 to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future grant under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all.

4.3 Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

4.4 Director Limits. Notwithstanding anything to the contrary in the Plan or any other plan or policy of the Company, the aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan for his or her services as a Director during such calendar year, may not exceed $500,000 in the aggregate ($750,000 in the aggregate with respect to a Director’s first year of service on the Board), calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules, assuming a maximum payout. For the avoidance of doubt, the limitation in this Section 4.4 will not apply to any compensation granted or paid to a Director for his or her services to the Company or a subsidiary other than as a Director.

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Treasury Regulation § 1.409A-1(b)(5)(iii)(E).

6. RULES APPLICABLE TO ALL AWARDS

6.1 Award Provisions. The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. Each Award granted under the Plan will be evidenced by an Award agreement in such form as the Administrator determines (any such agreement, an “Award Agreement”). No term of an Award will provide for automatic “reload” grants of additional Awards upon the exercise of a Stock Option or SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

6.2 Term of Plan. No Awards may be made after ten (10) years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

6.3 Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6.3, other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6.3, SARs and NSOs may be exercised only by the Participant or the Participant’s legal representative. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

6.4 Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(a) Except as provided in (b) and (c) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested will be forfeited.

(b) Subject to (c) and (d) below, each Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) a period of three (3) months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.4, and will thereupon immediately terminate.

(c) Subject to (d) below, each Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or by the Company due to his or her Disability, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) the one- (1) year period ending on the first anniversary of such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.4, and will thereupon immediately terminate.

(d) All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

6.5 Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant breaches any non-competition, non-solicitation, non-disparagement, confidentiality or other restrictive covenant by which he or she is bound.

6.6 Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted (or such Participant’s permitted transferee) is not in compliance with any provision of the Plan or any applicable Award, or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound. Each Award will be subject to any policy of the Company or any of its subsidiaries that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award will be subject to any policy of the Company or any of its affiliates that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6.6 and any clawback, recoupment or similar policy of the Company or any of its subsidiaries and further agrees (or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6.6. Neither the

Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6.6.

6.7 Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any parent or subsidiary of the Company will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award Agreement), or require a Participant to remit to the Company or a parent or subsidiary of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and any Award hereunder and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any parent or subsidiary of the Company). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6.7 will be treated as though such payment had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or subsidiary of the Company.

6.8 Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to such restrictions and conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (i) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) will be subject to the same risk of forfeiture as applies to the underlying Award, together with such additional limitations or restrictions as the Administrator may impose, and (ii) no dividends or dividend equivalents will be payable with respect to Stock Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

6.9 Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually delivered under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

6.10 Coordination with Other Plans. Shares of Stock and/or Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available for delivery under the Plan in accordance with the rules set forth in Section 4).

6.11 Section 409A

(a) Without limiting the generality of Section 12.2 hereof, each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(b) Notwithstanding anything to the contrary in the Plan or any Award Agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including, without limitation, changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A. If any provision of the Plan would otherwise frustrate or conflict with this intent, such provision will be interpreted and deemed amended so as to avoid such conflict. If an operational failure occurs with respect to the requirements of Section 409A, any affected Participant, by accepting an Award under the Plan, agrees to cooperate fully with the Company to correct such failure, to the extent possible, in accordance with any correction procedure established by the Internal Revenue Service. No provision of the Plan will be interpreted to transfer any liability for a failure to comply with Section 409A from a Participant or any other person or entity to the Company.

(c) If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six- (6) month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6.11(c) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award Agreement.

(d) For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(e) With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

7. ADDITIONAL RULES APPLICABLE TO STOCK OPTIONS AND SARS

7.1 Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

7.2 Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than one hundred percent (100%) (in the case of an ISO granted to a ten percent (10%) stockholder within the meaning of Section 422(b)(6) of the Code, one hundred ten percent (110%)) of the Fair Market Value of a share of Stock, determined as of the date of grant of the Award, or such higher amount as the Administrator may determine in connection with the grant.

7.3 Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

7.4 Maximum Term. The maximum term of Stock Options and SARs must not exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten percent (10%) stockholder described in Section 7.2 above).

7.5 No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 8 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding

Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs; or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

8. EFFECT OF CERTAIN TRANSACTIONS

8.1 Mergers, etc. Except as otherwise expressly provided in an Award Agreement or other agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(a) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof; or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(b) Cash-Out of Awards. Subject to Section 8.1(e) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof, with the unvested portion terminating as provided in Section 8.1(d) below), equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the Fair Market Value of one (1) share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or such portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per-share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one (1) share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(c) Acceleration of Certain Awards. Subject to Section 8.1(e) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(d) Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 8.1(a) above, and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(e) Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 8.1(a), Section 8.1(b) or Section 8.1(c) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 8.1(b) above or an acceleration under Section 8.1(c) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(f) Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

8.2 Changes in and Distributions with Respect to Stock

(a) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the maximum number of shares of Stock specified in Section 4.1 that may be delivered under the Plan, and will make appropriate adjustments to the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(b) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 8.2(a) above to take into account distributions to stockholders other than those provided for in Sections 8.1 and 8.2(a), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(c) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 8.

9. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of U.S. federal securities laws, or any applicable state or non-U.S. securities law. Any Stock delivered to Participants under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

10. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time suspend or terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award Agreement, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the applicable Award Agreement. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code), regulations or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, no adjustment to any Award pursuant to the terms of Section 8 or Section 13 will be treated as an amendment requiring a Participant’s consent.

11. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan. The Company, in establishing and maintaining the Plan as a voluntary and unilateral undertaking, expressly disavows the creation of any rights in Participants or others claiming entitlement under the Plan or any obligations on the part of the Company or any of its subsidiaries, or the Administrator, except as expressly provided herein. No Award will be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, severance, pension or retirement plan of the Company or any of its subsidiaries, unless the Administrator determines otherwise, applicable law provides otherwise or the terms of such plan expressly include such compensation.

12. MISCELLANEOUS

12.1 Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

12.2 Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

12.3 Unfunded Plan. Neither the Plan nor any Award will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person or entity. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

12.4 Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any applicable law (as determined by the Administrator), such provision will be construed or deemed amended to conform to such applicable law or laws in the manner that most closely reflects the original intent of the Award or the Plan, or if it cannot be so construed or deemed amended without materially altering such intent (as determined by the Administrator), such provision will be construed or deemed stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award will remain in full force and effect.

13. RULES FOR PARTICIPANTS IN CERTAIN JURISDICTIONS

The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt or revise any rules and regulations as it may deem necessary or advisable for purposes of satisfying applicable blue sky, securities, tax or other laws of various jurisdictions, including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award Agreement setting forth (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional or different terms and conditions, in each case, as the Administrator deems necessary or advisable. Any such sub-plan, supplement, appendix, rule or regulation will be deemed to be a part of the Plan but will apply only to Participants within the applicable jurisdiction (as determined by the Administrator); provided, however, that no sub-plan, supplement, appendix, rule or regulation established pursuant to this provision will increase the Share Pool.

14. GOVERNING LAW

14.1 Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

14.2 Other Matters. Except as otherwise provided by the express terms of an Award Agreement, under a sub-plan described in Section 13 or as provided in Section 14.1 above, the laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

14.3 Jurisdiction. Subject to Section 12.1 and except as may be expressly set forth in an Award Agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

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Exhibit A

DEFINED TERMS

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The board of directors of the Company.

“Cause”: In the case of a Participant who is party to a currently effective employment, consulting, advisory, separation, severance or other agreement with the Company or any of its subsidiaries in which “cause” (or a similar term) is defined, “Cause” means the occurrence of any circumstance constituting “cause” (or such similar term) pursuant to the terms of such agreement. In every other case, “Cause” means the occurrence of any of the following, as determined by the Administrator in its sole discretion: (i) the Participant’s material failure to perform (other than by reason of disability), or substantial negligence or misconduct in the performance of, the

Participant’s duties and responsibilities for the Company or any of its subsidiaries; (ii) the Participant’s breach of any confidentiality, invention assignment, non-competition, non-solicitation, no-hire, non-disparagement or other restrictive covenant obligation set forth in any written agreement by and between the Participant and the Company or any of its subsidiaries; (iii) the Participant’s material breach of any other provision of any written agreement by and between the Participant and the Company or any of its subsidiaries; (iv) the Participant’s material violation of any applicable policy or code of conduct of the Company or any of its subsidiaries; (v) the Participant’s indictment for or commission of, or plea of nolo contendere to, any felony or any crime involving moral turpitude; or (vi) other conduct by the Participant that is or reasonably could be expected to be harmful to the business interests or reputation of the Company or any of its subsidiaries; provided, that if the Administrator determines, following termination of the Participant’s employment or other service for any reason other than Cause, that such termination could have been for Cause, then the Participant’s employment will be deemed to have been terminated for Cause for all purposes hereunder, retroactive to the date of such Participant’s termination of employment or other service.

“Change of Control”: The occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting securities;

(ii) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (in substantially the same proportions relative to each other as immediately prior to the transaction); or

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets (it being understood that the sale or spinoff of one or more divisions of the Company will not necessarily constitute the sale or disposition of all or substantially all of the Company’s assets).

Further, for the avoidance of doubt, a transaction will not constitute a Change of Control if: (y) its sole purpose is to change the state of the Company’s incorporation; or (z) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Class B Stock”: the Class B common stock of the Company, par value $0.0001 per share.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and guidance thereunder.

“Company”: [Altus Power, Inc.]

“Compensation Committee”: The compensation committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all the Company’s assets; (iii) a Change of Control; or (iv) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Compensation Committee.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to a currently effective employment, consulting, advisory, separation, severance or other agreement with the Company or any of its subsidiaries in which “disability” (or a similar term) is defined, “Disability” means the occurrence of a “disability” (or such similar term) pursuant to the terms of such agreement. In every other case, “Disability” means, as determined by the Administrator, the Participant’s absence from work for a period in excess of one hundred eighty (180) days in any twelve- (12) month period due to a disability that would entitle the Participant to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries; provided, that Employment, with respect to a Participant who receives an Award as an Employee, refers only to such Participant’s service as an Employee, except as the Administrator otherwise determines. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Treasury Regulation § Section 1.409A-1(h), after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Treasury Regulation § 1.409A-1(h)(3). The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Treasury Regulation § 1.409A-1(h) for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported; or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award Agreement.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole. A Performance Criterion may also be based on individual performance and/or subjective performance criteria. The Administrator may provide that one or more of the Performance Criteria applicable to an Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The [Altus Power, Inc.] 2021 Omnibus Incentive Plan, as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: the Class A common stock of the Company, par value $0.0001 per share, excluding, however, any share of Class A common stock issued or issuable upon conversion of any shares of Class B Stock.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Awards granted under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Exhibit F

[ALTUS POWER, INC.]

2021 EMPLOYEE STOCK PURCHASE PLAN

1. General; Purpose.

(a) Purpose. The Plan provides a means by which Eligible Employees and/or Eligible Service Providers of either the Company or a Designated Company may be given an opportunity to purchase Shares. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees and/or Eligible Service Providers. The Company, by means of the Plan, seeks to retain and assist its Related Corporations and Affiliates in retaining the services of such Eligible Employees and Eligible Service Providers, to secure and retain the services of new Eligible Employees and Eligible Service Providers and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations and Affiliates.

(b) Qualified and Non-Qualified Offerings Permitted. The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Share Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation, to extend and limit Plan participation in a uniform and non-discriminatory basis. In addition, the Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Share Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Share Purchase Plan, except in each case with respect to a Non-423 Component), and the Company will designate which Designated Company is participating in each separate Offering and if any Eligible Service Providers will be eligible to participate in a separate Offering. Eligible Employees will be able to participate in either the 423 Component or the Non-423 Component of the Plan. Eligible Service Providers will only be able to participate in the Non-423 Component of the Plan.

2. Administration.

(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations or as Designated Non-423 Corporations, which Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To designate from time to time which persons will be eligible to participate in the Non-423 Component of the Plan as Eligible Service Providers and which Eligible Service Providers will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iv) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(v) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(vi) To suspend or terminate the Plan at any time as provided in Section 12.

(vii) To amend the Plan at any time as provided in Section 12.

(viii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations, and Affiliates and to carry out the intent that the 423 Component be treated as an Employee Share Purchase Plan.

(ix) To adopt such rules, procedures and sub-plans relating to the operation and administration of the Plan as are necessary or appropriate under Applicable Laws to permit or facilitate participation in the Plan by Employees or Eligible Service Providers who are non-U.S. nationals or employed or providing services or located or otherwise subject to the laws of a jurisdiction outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans, which, for purposes of the Non-423 Component, may be beyond the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to Applicable Laws.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board and Applicable Laws. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3. Shares Subject to the Plan.

(a) Number of Shares Available; Automatic Increases. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of Shares that may be issued under the Plan is [__]1 Shares (the “Initial Share Pool”). The Initial Share Pool will automatically increase on January 1 of each year from 2022 to 2031 by the lesser of (i) one percent (1%) of the number of Shares outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of Shares determined by the Board prior to such date for such year, up to a maximum of [ ] Shares in the aggregate.

(b) Share Recycling. If any Purchase Right granted under the Plan terminates without having been exercised in full, the Shares not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) Source of Shares. The Shares purchasable under the Plan will be authorized but unissued or reacquired Shares, including shares repurchased by the Company on the open market.

4. Grant of Purchase Rights; Offering.

(a) Offerings. The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees and/or Eligible Service Providers under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of the Plan by reference in the Offering Document or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) More than One Purchase Right. If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) Restart Provision Permitted. To the extent more than one Purchase Period is provided during an Offering, the Board will have the discretion to structure such Offering so that if the Fair Market Value of a Share on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a Share on the Offering Date for that Offering, then (i) that Offering will terminate as of the Purchase Date specified with respect to such Purchase Period, after giving effect to such purchase on the applicable Purchase Date, (ii) all Contribution amounts not applied to the purchase of Shares after giving effect to such purchase on the applicable Purchase Date shall be refunded to the

[1]

Note to Draft: Number will be equal to 1% of the aggregate number of Shares outstanding immediately after the Closing (for the avoidance of doubt, after giving effect to the SPAC stockholder redemptions, if any).

applicable Participants and (iii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Offering Period and Purchase Period.

5. Eligibility.

(a) General. Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or, solely with respect to the Non-423 Component, Employees of an Affiliate and/or Eligible Service Providers.

(b) Grant of Purchase Rights in Ongoing Offering. The Board may provide that Employees will not be eligible to be granted Purchase Rights under the Plan if, on the Offering Date, the Employee (i) has not completed at least two (2) years of service since the Employee’s last hire date (or such lesser period of time as may be determined by the Board in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Board in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Board in its discretion), (iv) is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, or (v) has not satisfied such other criteria as the Board may determine consistent with Section 423 of the Code. Unless otherwise determined by the Board for any Offering Period, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee customarily works more than twenty (20) hours per week and more than five (5) months per calendar year.

(c) 5% Stockholders Excluded. No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee will own stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) $25,000 Limit. As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Share Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Service Requirement. An Eligible Service Provider will not be eligible to be granted Purchase Rights unless the Eligible Service Provider is providing bona fide services to the Company or a Designated Company on the applicable Offering Date.

(f) Non-423 Component Offerings. Notwithstanding anything set forth herein except for Section 5(e) above, the Board may establish additional eligibility requirements, or fewer eligibility requirements, for Employees and/or Eligible Service Providers with respect to Offerings made under the Non-423 Component even if such requirements are not consistent with Section 423 of the Code.

6. Purchase Rights; Purchase Price.

(a) Grant and Maximum Contribution Rate. On each Offering Date, each Eligible Employee or Eligible Service Provider, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of Shares (rounded down to the nearest whole share) purchasable either with a percentage of such employee’s earnings or with a maximum dollar amount, as designated by the Board; provided however, that in the case of Eligible Employees, such percentage or maximum dollar amount will in either case not exceed 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering, unless otherwise provided for in an Offering.

(b) Purchase Dates. The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and Shares will be purchased in accordance with such Offering.

(c) Other Purchase Limitations. Subject to Section 5(d) herein, in connection with each Offering made under the Plan, the Board may specify (i) a maximum number of Shares that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of Shares that may be purchased by all Participants pursuant to such Offering, and (iii) a maximum aggregate number of Shares that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of Shares issuable on exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the Shares (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) Purchase Price. The purchase price of Shares acquired pursuant to Purchase Rights will be not less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the Shares on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the Shares on the applicable Purchase Date.

7. Participation; Withdrawal; Termination.

(a) Enrollment. An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified by the Company, an enrollment form provided by the Company or any third party designated by the Company (each, a “Company Designee”). The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Laws require that Contributions be deposited with a Company Designee or otherwise be segregated.

(b) Contributions. If permitted in the Offering, a Participant may begin Contributions with the first payroll or payment date occurring on or after the Offering Date (or, in the case of a payroll date or payment date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll or payment will be included in the new Offering) or on such other date as set forth in the Offering. If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Laws or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check, or wire transfer prior to a Purchase Date, in a manner directed by the Company or a Company Designee.

(c) Withdrawals. During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions without interest and such Participant’s Purchase Right in that Offering will then terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(d) Termination of Eligibility. Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Eligible Employee or Eligible Service Provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. The Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services and the date of the termination of employment or service for purposes of the Plan. As soon as practicable, the Company will distribute to such individual all of his or her accumulated but unused Contributions without interest.

(e) Leave of Absence. For purposes of this Section 7, an Employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Designated Company in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than three (3) months or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.

(f) Employment Transfers. Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. In the event that a Participant’s Purchase Right is terminated under the Plan, the Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(g) No Transfers of Purchase Rights. During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(h) No Interest. Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8. Exercise of Purchase Rights.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of Shares (rounded down to the nearest whole share), up to the maximum number of Shares permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of Shares on the final Purchase Date in an Offering, then such remaining amount will roll over to the next Offering.

(c) No Purchase Rights may be exercised to any extent unless the Shares to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all Applicable Laws. If on a Purchase Date the Shares are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the Shares are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than three (3) months from the original Purchase Date. If, on the Purchase Date, as delayed to the maximum extent permissible under the Plan, the Shares are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest.

9. Covenants of the Company. The Company will seek to obtain from each U.S. federal or state, non-U.S. or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell Shares thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Shares under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights or to issue and sell Shares on exercise of such Purchase Rights.

10. Designation of Beneficiary.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any Shares or Contributions from the Participant’s account under the Plan if the Participant dies before such shares or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation or change must be on a form approved by the Company or as approved by the Company for use by a Company Designee.

(b) If a Participant dies, in the absence of a valid beneficiary designation, the Company will deliver any Shares and Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such Shares and Contributions, without interest, to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. Capitalization Adjustments; Dissolution or Liquidation; Corporate Transactions.

(a) Capitalization Adjustment. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding, and conclusive.

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, the Board will shorten any Offering then in progress by setting a New Purchase Date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.

(c) Corporate Transaction. In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not agree to assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase Shares (rounded down to the nearest whole share) prior to the Corporate Transaction under the outstanding Purchase Rights (with such actual date to be determined by the Board in its sole discretion), and the Purchase Rights will terminate immediately after such purchase. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.

(d) Spin-Off. In the event of a spin-off or similar transaction involving the Company, the Board may take actions deemed necessary or appropriate in connection with an ongoing Offering and subject to compliance with Applicable Laws (including the assumption of Purchase Rights under an ongoing Offering by the spun-off company, or shortening an Offering and scheduling a new Purchase Date prior to the closing of such transaction). In the absence of any such action by the Board, a Participant in an ongoing Offering whose employer ceases to qualify as a Related Corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the Participant had terminated employment (as provided in Section 7(d)).

12. Amendment, Termination or Suspension of the Plan.

(a) Plan Amendment. The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Laws, including any amendment that either (i) increases the number of Shares available for issuance under the Plan, (ii) expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or reduces the price at which Shares may be purchased under the Plan,

(iv) extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by Applicable Laws.

(b) Suspension or Termination. The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) No Impairment of Rights. Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Share Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment; provided that, any action taken pursuant to Section 11 herein shall not be treated as an amendment giving rise to impairment hereunder. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent (1) if such amendment is necessary to ensure that the Purchase Right or the 423 Component complies with the requirements of Section 423 of the Code, or (2) as reserved pursuant to the terms of the Plan.

(d) Corrections and Administrative Procedures. Notwithstanding anything in the Plan to the contrary, the Board will be entitled to: (i) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (ii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iii) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (iv) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13. Tax Matters.

(a) Section 409A of the Code. Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation Section 1.409A-1(b)(5)(ii). Purchase Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) below, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) below, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement, or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled, or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if a Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto and in no event will the Company, any Related Corporation or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b) No Guarantee of Tax Treatment. Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States, or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in the Plan, including Section 13(a) above. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

14. Tax Withholding. The Participant will make adequate provision to satisfy the Tax-Related Items withholding obligations, if any, of the Company and/or the applicable Designated Company which arise with respect to Participant’s participation in the Plan or upon the disposition of the Shares. The Company and/or the Designated Company may, but will not be obligated to, withhold from the Participant’s compensation or any other payments due the Participant the amount necessary to meet such withholding obligations, withhold a sufficient whole number of Shares issued following exercise having an aggregate value sufficient to pay the Tax-Related Items or withhold from the proceeds of the sale of Shares, either through a voluntary sale or a mandatory sale arranged by the Company or any other method of withholding that the Company and/or the Designated Company deems appropriate. The Company and/or the Designated Company will have the right to take such other action as may be necessary in the opinion of the Company or a Designated Company to satisfy withholding and/or reporting obligations for such Tax-Related Items. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

15. Effective Date of Plan. The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan (or any amendment under Section 12(a) above) has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or, if required under Section 12(a) above, amended) by the Board.

16. Miscellaneous Provisions.

(a) Proceeds from the sale of Shares pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Shares subject to Purchase Rights unless and until the Participant’s Shares acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment or service contract. Nothing in the Plan or in the Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue his or her employment or service relationship with the Company, a Related Corporation, or an Affiliate, or on the part of the Company, a Related Corporation, or an Affiliate to continue the employment or service of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to its conflicts of laws rules. All disputes relating to the Plan and all Awards or agreements based on or pursuant to the Plan shall be submitted exclusively to the competent court in Delaware.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Laws, such provision will be construed in such a manner as to comply with Applicable Laws.

17. Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Share Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, in which the Company has an equity or other ownership interest or that is directly or indirectly controlled by, controls, or is under common control with the Company, in all cases, as determined by the Board, whether now or hereafter existing.

(c) “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Purchase Rights are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Related Corporation or Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Shares subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company (including shares of Class B Stock) will not be treated as a Capitalization Adjustment.

(f) “Class B Stock” means the Class B common stock of the Company, par value $0.0001 per share.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(i) “Company” means [Altus Power, Inc.], a Delaware Corporation.

(j) “Contributions” means the payroll deductions or other payments specifically provided for in the Offering to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already contributed the maximum permitted amount of payroll deductions and other payments during the Offering.

(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a transfer of all or substantially all of the Company’s assets;

(ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person; or

(iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock.

(l) “Designated 423 Corporation” means any Related Corporation selected by the Board as participating in the 423 Component.

(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component will not be a Related Corporation participating in the Non-423 Component.

(n) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(o) “Director” means a member of the Board.

(p) “Effective Date” means [__], 2021.

(q) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan. For purposes of the Plan, the employment relationship will be treated as continuing intact while the Employee is on sick leave or other leave of absence approved by the Company or a Related Corporation or Affiliate that directly employs the Employee. Where the period of leave exceeds three (3) months and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(r) “Eligible Service Provider” means a natural person other than an Employee or Director who (i) is designated by the Committee to be an “Eligible Service Provider,” (ii) provides bona fide services to the Company or a Related Corporation, (iii) is not a U.S. taxpayer and (iv) meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such person also meets the requirements for eligibility to participate set forth in the Plan.

(s) “Employee” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation or Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Employee Share Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee Share Purchase Plan,” as that term is defined in Section 423(b) of the Code.

(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v) “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in such source as the Board deems reliable;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Shares on the date of determination, as reported in such source as the Board deems reliable; or

(iii) In the absence of an established market for the Shares, the Fair Market Value will be determined in good faith by the Board in compliance with Applicable Laws and in a manner that complies with Sections 409A of the Code.

(w) “Fiscal Year” means the fiscal year of the Company.

(x) “New Purchase Date” means a new Purchase Date set by shortening any Offering then in progress.

(y) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Share Purchase Plan may be granted to Eligible Employees and Eligible Service Providers.

(z) “Offering” means the grant to Eligible Employees or Eligible Service Providers of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa) “Offering Date” means a date selected by the Board for an Offering to commence.

(bb) “Offering Period” means a period with respect to which the right to purchase Shares may be granted under the Plan, as determined by the Board pursuant to the Plan.

(cc) “Officer” means a person who is an officer of the Company or a Related Corporation or Affiliate within the meaning of Section 16 of the Exchange Act.

(dd) “Participant” means an Eligible Employee or Eligible Service Provider who holds an outstanding Purchase Right.

(ee) “Plan” means this [Altus Power, Inc.] 2021 Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as amended from time to time.

(ff) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of Shares will be carried out in accordance with such Offering.

(gg) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(hh) “Purchase Right” means an option to purchase Shares granted pursuant to the Plan.

(ii) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(jj) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kk) “Shares” means the Class A common stock of the Company, par value $0.0001 per share, excluding, however, any share of Class A common stock issued or issuable upon conversion of any shares of Class B Stock.

(ll) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan and legally applicable to a Participant.

(mm) “Trading Day” means any day on which the exchange or market on which Shares are listed is open for trading.

*    *    *

Exhibit G

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

ALTUS POWER, LLC

Dated as of [•]

This Amended and Restated Certificate of Formation for Altus Power, LLC is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”).

1. Name. The name of the limited liability company formed hereby is Altus Power, LLC (the “Company”).

2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Registered Agent Solutions, Inc., 9 E Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901.

3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is Registered Agent Solutions, Inc., 9 E Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901.

* * *

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation of Altus Power, LLC as of the date first above written and submits it for filing in accordance with the Act.

Altus Power, Inc., as managing member

By:
Name:
Title:

[Signature Page – Altus Power, LLC – Amended and Restated Certificate of Formation]

Exhibit H

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ALTUS POWER, LLC

THE UNDERSIGNED is executing this Amended and Restated Limited Liability Company Agreement (this “Agreement”) as of [•] for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq. as amended, (the “Act”), and does hereby agree as follows:

1. Name. The name of the Company shall be Altus Power, LLC, or such other name Altus Power, Inc., as managing member (the “Managing Member”) may from time to time hereafter designate.

2. Definitions. Capitalized terms used but not defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

3. Purpose. The purpose of the Company shall be, directly or indirectly, through subsidiaries or affiliates, to engage in any lawful activity permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Managing Member deems necessary or advisable in connection with the foregoing.

4. Offices.

(a) The principal place of business and office of the Company shall initially be located at, and the Company’s business shall be conducted from, such place or such other places as the Managing Member may designate from time to time.

(b) The address of the registered office of the Company in the State of Delaware shall be c/o Registered Agent Solutions, Inc., 9 E Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Registered Agent Solutions, Inc., 9 E Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901. The Managing Member may from time to time, without the consent of any other person or entity, change the registered agent or office by an amendment to the certificate of formation of the Company and this Agreement.

5. Members; Units. The sole member of the Company as of the date hereof is the Managing Member, whose business address is Altus Power, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, TX 75201. The Managing Member was admitted to the Company as a member of the Company upon its execution of a counterpart to this Agreement. The limited liability company interests in the Company shall be represented by membership units (the “Membership Units”) and the total number of Membership Units which the Company shall have authority to issue is 1,000. Each Membership Unit shall represent an equal unit of limited liability company interest in the Company. The number of Membership Units held by the Managing Member as of the date hereof is set forth on Schedule B hereto. The Managing Member shall amend and revise Schedule B from time to time to properly reflect any changes to the information included therein.

6. Term. The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 11 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7. Management of the Company.

(a) The Managing Member shall have the exclusive right to manage the business of the Company, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company and, in general, all powers permitted to be exercised by a managing member under the laws of the State of Delaware. The Managing Member may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such person or entity such authority to act on behalf of the Company and assign title to any such person or entity, as the Managing Member may from time to time deem appropriate. The initial offices of the Company and the initial officers of the Company serving in such offices designated by the Managing Member are set forth on Schedule A hereto. The Managing Member and each of the officers of the Company are hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by the Managing Member or any officer of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

(b) Notwithstanding any provision to this Agreement, the Managing Member or any officer of the Company appointed by it, acting alone, is authorized to execute and deliver any document on behalf of the Company without the consent of any other person or entity.

8. Capital Contributions. The Managing Member shall make capital contributions to the Company in such amounts and at such times as it determines in its sole and absolute discretion are necessary in furtherance of the Company’s purposes.

9. Resignation. The Managing Member shall not resign from the Company except upon the transfer of all of its interest in the Company or the concurrent dissolution of the Company.

10. Distributions. The Managing Member may receive distributions in cash or in kind in such amounts and at such times as it shall determine in its sole and absolute discretion, subject to the requirements of the Act and other applicable law.

11. Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(a) at any time there are no members of the Company, unless the Company is continued in accordance with the Act;

2

(b) the resignation of the Managing Member pursuant to Section 9 of this Agreement; or

(c) when required by a decree of judicial dissolution on each under Section 18-802 of the Act.

The bankruptcy of a member of the Company shall not cause such member to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution.

12. Amendments. This Agreement may be amended only upon the written consent of the Managing Member.

13. Miscellaneous. The Managing Member shall have no liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware without regard to principles of conflicts of laws thereof.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

Altus Power, Inc., as sole member

By:
Name:
Title:

[Signature Page to Amended and Restated LLC Agreement of Altus Power, LLC]

SCHEDULE A

A.	Initial Offices

[•]

B.	Initial Officers

NAME	TITLE
[•]	[•]

SCHEDULE B

(As of [•])

NAME OF MEMBER	NUMBER OF MEMBERSHIP UNITS
Altus Power, Inc.	1,000